UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

United States Cellular Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue Chicago, Illinois 60631 Phone: (773) 399-8900

April 9, 2024

Dear Fellow Shareholders:
You are cordially invited to attend the 2024 annual meeting of shareholders ("2024 Annual Meeting") of United States Cellular Corporation ("UScellular" or the "Company") on Tuesday, May 21, 2024, at 8:30 a.m., Central Time, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois. At the meeting, we will report on the accomplishments and plans of UScellular.
The Notice of the 2024 Annual Meeting of Shareholders and 2024 Proxy Statement ("2024 Proxy Statement") of our Board of Directors is attached. Also enclosed is our 2023 Annual Report to shareholders ("2023 Annual Report"). At the 2024 Annual Meeting, shareholders are being asked to take the following actions:
1.     elect the director nominees named in the attached 2024 Proxy Statement;
2.     ratify the selection of independent registered public accounting firm for the current fiscal year; and
3.     approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2024 Proxy Statement (commonly known as "Say-on-Pay").
Your Board of Directors unanimously recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, and "FOR" the Say-on-Pay proposal.
We would like to have as many shareholders as possible represented at the 2024 Annual Meeting. Therefore, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).

Very truly yours,

LeRoy T. Carlson, Jr. Chair	Laurent C. Therivel President and Chief Executive Officer

As UScellular celebrated its 40th anniversary in 2023, we are pleased to reflect on our accomplishments and share our strategic priorities for the future. As always, we remain committed to connecting people to what matters most.
We are proud of how our associates have continued to serve customers, communities, stakeholders and each other over the years, particularly during 2023, given the fierce competition for subscribers in the markets we serve. We kept our focus on our goal of effectively balancing subscriber objectives with financial goals, which led to increased profitability year over year.
Balancing Growth and Profitability
Looking ahead to 2024, UScellular’s operational priorities will continue to focus on balancing subscriber growth with financial discipline.
Financial Discipline
In 2024, we plan to keep working on our multi-year cost optimization program as part of our commitment to financial discipline. Building upon the successes achieved in recent years, we will remain laser-focused on identifying further opportunities for enhancing efficiencies in the coming year.
Exploration of Strategic Alternatives for UScellular
In August of 2023 the boards of directors of TDS and UScellular decided to initiate a process to explore strategic alternatives for UScellular. At the time of this proxy’s printing, the review remains active and on-going.
Thank You
Finally, we would like to thank our associates for their unwavering dedication and innovation in delivering outstanding services, products, and experiences to our customers. We also want to thank our shareholders for their continued support of our long-term strategies.

UNITED STATES CELLULAR CORPORATION
2024 PROXY STATEMENT

Proxy Statement Summary

Annual Meeting Information
Date and Time	May 21, 2024 at 8:30 a.m. Central Time
Place	Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603
Record Date	March 25, 2024
Webcast	investors.uscellular.com/events-and-presentations
Governance Highlights
•Annual election of all directors
•Directors, officers and certain other employees prohibited from pledging or hedging shares
•The positions of Chair of the Board of Directors and President/Chief Executive Officer are separate
•Succession planning sessions held at least annually
•Annual self-assessment of board and its committees
•Although not required to do so as a controlled company, established a Long-Term Incentive Compensation Committee, comprised of independent directors
Board Effectiveness
•Active board refreshment in 2023
•Orientation program for new Directors
•Limits on other public board service

The following is a summary of the actions being taken at the 2024 Annual Meeting and does not include all the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following summary.
Proposal 1—Election of Directors
Under the terms of UScellular's Restated Certificate of Incorporation ("Restated Charter"), the terms of all directors will expire at the 2024 Annual Meeting.
The holders of Common Shares are entitled to elect four directors. Your Board of Directors has nominated the following persons for election as directors by the holders of Common Shares: Harry J. Harczak, Jr., Gregory P. Josefowicz, Cecelia D. Stewart and Xavier D. Williams.
Telephone and Data Systems, Inc. ("TDS"), as the sole holder of Series A Common Shares, is entitled to elect nine directors. Your Board of Directors has nominated the following persons for election as directors by the holder of Series A Common Shares: James W. Butman, LeRoy T. Carlson, Jr., Walter C. D. Carlson, Douglas W. Chambers, Deirdre C. Drake, Esteban C. Iriarte, Michael S. Irizarry, Laurent C. Therivel, and Vicki L. Villacrez.

Our 2024 Director Nominees

Name	Age	Gender	Race/ Ethnicity	Director Since	Independent	Principal Occupation
James W. Butman**	66	M	W	2023		President and CEO, TDS Telecommunications LLC ("TDS Telecom"), a wholly-owned subsidiary of TDS
LeRoy T. Carlson, Jr.**	77	M	W	1984		President and CEO, TDS
Walter C. D. Carlson**	70	M	W	1989		Senior Counsel at Sidley Austin LLP
Douglas W. Chambers**	54	M	W	2023		Executive Vice President, Chief Financial Officer and Treasurer, UScellular
Deirdre C. Drake**	58	F	B	2021		Former Executive Vice President - Chief People Officer and Head of Communications, UScellular
Harry J. Harczak, Jr.*	67	M	W	2003	X	Managing Director of Sawdust Capital, LLC
Esteban C. Iriarte**	51	M	H	2022	X	Former Executive Vice President and Chief Operating Officer, Latin America, Millicom International Cellular S.A.
Michael S. Irizarry**	62	M	H	2020		Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology, UScellular
Gregory P. Josefowicz*	71	M	W	2009	X	Former Chair, CEO and President of Borders Group, Inc.
Cecelia D. Stewart*	65	F	W	2013	X	Former President of U.S. Consumer and Commercial Banking of Citigroup Inc.
Laurent C. Therivel**	49	M	W	2020		President and CEO, UScellular
Vicki L. Villacrez**	62	F	W	2022		Executive Vice President and Chief Financial Officer of TDS
Xavier D. Williams*	56	M	B	2023	X	CEO of Network Wireless Solutions, LLC
*To be elected by Common Shares **To be elected by Series A Common Shares
M - Male; F - Female; W - White; B - Black or African American; H - Hispanic or Latinx
Proposal 2—Ratification of Independent Registered Public Accounting Firm
As in prior years, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the year ending December 31, 2024.
Proposal 3—Advisory Vote to Approve Executive Compensation or "Say-on-Pay"
Shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2023.

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS AND 2024 PROXY STATEMENT
TO THE SHAREHOLDERS OF
UNITED STATES CELLULAR CORPORATION
We will hold the 2024 annual meeting of the shareholders ("2024 Annual Meeting") of United States Cellular Corporation ("UScellular"), a Delaware corporation at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, on Tuesday, May 21, 2024, at 8:30 a.m., Central Time. At the meeting, we are asking shareholders to take the following actions:
1.     To elect the director nominees named in this proxy statement.
2.     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024.
3.     To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay").
4.     To transact such other business as may properly come before the meeting or any postponement, adjournment or recess thereof.
Your Board of Directors recommends a vote "FOR" each of the nominees for election as directors, "FOR" the proposal to ratify accountants, and "FOR" approval of the Say-on-Pay proposal.
We have fixed the close of business on March 25, 2024, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2024 Annual Meeting or any postponement, adjournment or recess thereof.
We are first sending this Notice of the 2024 Annual Meeting of Shareholders and Proxy Statement and proxy card, together with our 2023 Annual Report, on or about April 9, 2024, to shareholders who are receiving a paper copy of the proxy materials. We have made arrangements to commence mailing a Notice of Internet Availability of Proxy Materials on or about April 9, 2024 to other shareholders as discussed below.
VOTING INFORMATION
What matters are being presented at the 2024 Annual Meeting?
A summary of the matters being presented and important voting information is provided below:

Voting Matters	Board's Recommendations	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
1. Election of Directors • Four director nominees elected by holders of Common Shares • Nine director nominees elected by holders of Series A Common Shares	FOR all nominees	For or Withhold authority to vote for such director nominee	*	N/A	No effect	7
2. Ratify independent registered public accountants	FOR	For, Against, or Abstain	**	Will have same effect as a vote against	N/A	24
3. Approve, on an advisory basis, the compensation of named executive officers ("Say-on-Pay")	FOR	For, Against, or Abstain	**	Will have same effect as a vote against	No effect	27
* Directors will be elected by a plurality of the votes cast by the class or group of shareholders entitled to vote in the election of such directors which are present in person or represented by proxy at the meeting and withhold votes will have no legal effect in the election of directors.
** The approvals of Proposals 2 and 3 will require the affirmative vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on the applicable proposal which are present in person or represented by proxy at the meeting.

Voting Rights
Under the Restated Charter, each Series A Common Share is entitled to ten votes on all applicable matters, and each Common Share is entitled to one vote on all applicable matters. The holders of Common Shares, voting as a separate class, are entitled to elect 25% of the directors (rounded up to the nearest whole number), and the holders of Series A Common Shares are entitled to elect the remaining 75% of the directors (rounded down to the nearest whole number).
What is the record date for the meeting?
The close of business on March 25, 2024.
Shareholders must contact UScellular's Corporate Secretary to make arrangements to view the complete list of shareholders entitled to vote at the 2024 Annual Meeting. This examination by any shareholder, for any purpose germane to the 2024 Annual Meeting, will only be during normal business hours in the ten-day period prior to the 2024 Annual Meeting.
How can I contact UScellular's Corporate Secretary?
You can contact her at Jane W. McCahon, Corporate Secretary, UScellular, 8410 West Bryn Mawr Avenue, Chicago, Illinois 60631 or by email at jane.mccahon@tdsinc.com.
What shares of stock entitle holders to vote at the meeting?
We have the following classes or series of stock outstanding, each of which entitles holders to vote at the meeting:
•Common Shares; and
•Series A Common Shares.
The Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "USM."
No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.
On the record date, UScellular had outstanding 52,282,979 Common Shares, par value $1.00 per share (excluding 2,785,022 Common Shares held by UScellular and a subsidiary of UScellular), and 33,005,877 Series A Common Shares, par value $1.00 per share.
What is the voting power of the outstanding shares in the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in the election of directors as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Total Number of Directors Elected by Class or Series
Series A Common Shares	33,005,877	10	330,058,770	9
Common Shares	52,282,979	1	52,282,979	4
Total Directors				13
Based on the current Board size of 13 directors, TDS, as the sole holder of Series A Common Shares, is entitled to elect nine directors and the holders of Common Shares (including TDS) are entitled to elect four other directors.
Director Voting Sunset Provision.
As noted above, the holders of Series A Common Shares and holders of Common Shares vote separately in the election of directors. However, pursuant to UScellular's Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 12.5% of the number of outstanding shares of common stock, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holder of Series A Common Shares would lose the right to vote as a separate class, and thereafter the holder of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.

What is the voting power of the outstanding shares in matters other than the election of directors?
The following shows information relating to the outstanding shares and voting power of such shares in matters other than the election of directors as of the record date.

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	33,005,877	10	330,058,770	86.3%
Common Shares	52,282,979	1	52,282,979	13.7%
			382,341,749	100.0%
Voting Power Sunset Provision.
Each Series A Common Share has ten votes per share in all matters and, as a result, the Series A Common Shares have a substantial majority of votes in matters other than the election of directors that the holders of Common Shares are entitled to vote upon. However, this percentage could decrease. For instance, this could occur if TDS converts Series A Common Shares into Common Shares for any reason. Accordingly, the Restated Charter effectively has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.
How does TDS intend to vote?
TDS, the parent company of UScellular, is the sole holder of Series A Common Shares and on the record date held 33,005,877 Series A Common Shares. By reason of such holding, TDS has the voting power to elect all of the directors to be elected by the Series A Common Shares. TDS also held 37,782,826 Common Shares on the record date, representing approximately 72.3% of the voting power with respect to the election of the directors to be elected by the holders of Common Shares. TDS has approximately 96.2% of the voting power with respect to matters other than the election of directors that the holders of Common Shares are entitled to vote upon.
TDS has advised us that it intends to vote:
•FOR the Board of Directors' nominees for election by the Series A Common Shares and Common Shares,
•FOR the proposal to ratify the selection of PwC, and
•FOR the Say-on-Pay proposal.
How do I vote?
Proxies are being requested from the holders of Common Shares in connection with the election of four directors, the ratification of PwC and the Say-on-Pay proposal. Please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-3101 or vote on the Internet using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card. You have the power to revoke your proxy at any time before it is voted.
How will proxies be voted?
All properly voted and un-revoked proxies received in time for the 2024 Annual Meeting will be voted in the manner directed.
If no direction is made, a properly submitted proxy by a shareholder will be voted FOR the election of each of the named director nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.
How will my shares be voted if I own shares through a broker?
If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
In the event that there are no contested matters at the meeting, the broker may be entitled to vote the shares on your behalf with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as "broker non-votes"). In general, the ratification of auditors is considered a discretionary item. Matters such as the election of directors and votes on Say-on-Pay are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as broker non-votes and will not be voted on such matters.
Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2024 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that your shares are voted on your behalf.

What constitutes a quorum for the meeting?
A quorum is the minimum number of shares that must be represented at the Annual Meeting to conduct business at the Annual Meeting. A majority of the voting power of shares of capital stock in matters other than the election of directors and entitled to vote, present in person or represented by proxy, will constitute a quorum to permit the 2024 Annual Meeting to proceed. Withheld votes, abstentions and any broker non-votes will be counted in establishing a quorum for the meeting. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2024 Annual Meeting, such shares will constitute a quorum. In addition, where a separate vote by a class or group is required with respect to a proposal, a quorum is also required with respect to such proposal for the vote to proceed.
In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or voting group, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2024 Annual Meeting, such shares will constitute a quorum with respect to the nine directors to be elected by the Series A Common Shares and the four directors to be elected by the Common Shares.
The holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to the other proposals, present in person or represented by proxy, will constitute a quorum at the 2024 Annual Meeting in connection with such other proposals. If the shares beneficially owned by TDS are present in person or represented by proxy at the 2024 Annual Meeting, such shares will constitute a quorum in connection with such proposals.
What does it mean if I receive more than one proxy card?
If you hold multiple series of shares, or hold shares in multiple registrations, you will receive a proxy card for each such account. Please sign, date, and return all proxy cards you receive to ensure all of your shares are counted. If you choose to vote by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted at the 2024 Annual Meeting.
Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before it is voted at the 2024 Annual Meeting by written notice to the Corporate Secretary of UScellular, by voting a later-dated proxy or by voting by ballot at the meeting. Only the latest dated proxy card you vote will be counted for voting purposes.

PROPOSAL 1
ELECTION OF DIRECTORS
The terms of all directors will expire at the 2024 Annual Meeting. The Board of Directors' nominees for election as directors are identified in the table below. The term of office of each director elected at the 2024 Annual Meeting shall expire at the next annual meeting of shareholders in 2025, and each director elected shall serve until his or her successor shall be elected and qualify, or until his or her earlier death, resignation, removal or disqualification. Each of the nominees has consented to be named in this 2024 Proxy Statement and serve if elected. The age of the following persons is as of the date of this 2024 Proxy Statement.
To be Elected by Holders of Common Shares

Name	Age	Position with UScellular and Current or Former Principal Occupation	Served as Director since
Harry J. Harczak, Jr.	67	Director of UScellular, Managing Director of Sawdust Capital, LLC and former Executive Vice President at CDW Corporation	2003
Gregory P. Josefowicz	71	Director of UScellular, former Chair, Chief Executive Officer and President of Borders Group, Inc. and former Chief Executive Officer of the Jewel-Osco division of American Stores Company	2009
Cecelia D. Stewart	65	Director of UScellular, former President of U.S. Consumer and Commercial Banking of Citigroup Inc.	2013
Xavier D. Williams	56	Director of UScellular, CEO of Network Wireless Solutions, LLC	January 2023
To be Elected by Holder of Series A Common Shares

Name	Age	Position with UScellular and Current or Former Principal Occupation	Served as Director since
James W. Butman	66	Director of UScellular, President and CEO of TDS Telecom	January 2023
LeRoy T. Carlson, Jr.	77	Chair and Director of UScellular and Director and President and Chief Executive Officer of TDS	1984
Walter C. D. Carlson	70	Director of UScellular, Senior Counsel, Sidley Austin LLP, and Director of TDS	1989
Douglas W. Chambers	54	Director and Executive Vice President, Chief Financial Officer and Treasurer of UScellular	January 2023
Deirdre C. Drake	58	Director of UScellular, former Executive Vice President - Chief People Officer and Head of Communications of UScellular	2021
Esteban C. Iriarte	51	Director of UScellular, former Executive Vice President and Chief Operating Officer, Millicom International Cellular S.A.	2022
Michael S. Irizarry	62	Director and Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology of UScellular	2020
Laurent C. Therivel	49	Director and President and Chief Executive Officer of UScellular	2020
Vicki L. Villacrez	62	Director of UScellular, Executive Vice President and Chief Financial Officer of TDS	2022
Your Board of Directors unanimously recommends a vote "FOR" the above nominees.

The Board of Directors does not have any specific, minimum qualifications that must be met by a nominee, or any specific qualities or skills that are necessary for directors to possess. The Board of Directors believes that substantial judgment, diligence and care are required to identify and select qualified persons and it does not believe that it would be appropriate to place limitations on its own discretion.
The Board of Directors has consistently sought to nominate eminently qualified individuals that can provide substantial benefit and guidance. UScellular also believes that it is desirable to have diverse backgrounds, experience, skills and other characteristics. In addition, the conclusion of which persons should serve is based in part on the fact that UScellular is a controlled company with a capital structure in which different classes of stock vote for different directorships. In particular, because TDS owns 100% of the Series A Common Shares, nominations of directors for election by the holder of the Series A Common Shares are based on the recommendation of TDS. In addition, the Board of Directors may consider the recommendations of large shareholders, including TDS, in nominating persons for election as directors by the holders of Common Shares.
Board composition supports long-term strategy
UScellular's mission is to connect its customers to what matters most to them. This includes providing exceptional wireless communications services which enhance consumers' lives, increase the competitiveness of local businesses and improve the efficiency of government operations in mid-sized and rural markets we serve. UScellular's Board of Directors has broad experiences, qualifications, attributes and skills that support its long-term strategy.
Nominees for Election by Holders of Common Shares

Harry J. Harczak Independent Director		Age: 67
Current Role: Managing Director of Sawdust Capital, LLC, since 2008		Director since: 2003

Mr. Harczak has significant experience with UScellular and the wireless industry, in addition to his many years of Board and Audit Committee experience. Mr. Harczak is currently a Managing Director at Sawdust Capital, a private investment firm. He brings substantial experience in finance, sales, operations and management as a result of his executive leadership positions at CDW. He also has significant experience in accounting and auditing as a result of being a chief financial officer and a former partner at PricewaterhouseCoopers. Mr. Harczak is a Certified Public Accountant (inactive). Mr. Harczak has a bachelor of science degree in accounting from DePaul University and an MBA from the University of Chicago.

Board Committee:
Audit Committee, Designated financial expert, Chair since 2023
Prior Business and other Experience:
CDW Corporation (1994-2007), including several executive leadership positions most recently as Chief Financial Officer and Executive Vice President of Sales, Marketing and Business Development
PricewaterhouseCoopers LLP

Current Public Company Boards: None	Former Public Company Boards: Tech Data Corporation (2008-2020); Audit Committee, Chairperson; Cybertech Committee

Gregory P. Josefowicz Independent Director	Age: 71
Current Role: Private Investor	Director since: 2009

Mr. Josefowicz has significant experience with UScellular and the wireless industry, in addition to his many years of Board, Long-Term Incentive Compensation, Audit and Technology Advisory Committee experience. He has substantial experience in retail marketing, merchandising and general management, along with service as a public company board member. He also has extensive executive leadership experience from leading large retail operations. In addition, he has substantial experience as a result of serving on multiple Audit, Compensation, and Nominating and Governance Committees. Mr. Josefowicz holds a BA in Marketing from Michigan State University and an MBA from Northwestern University’s Kellogg Graduate School of Management.

Board Committees:
Audit Committee
Long-Term Incentive Compensation Committee, Chairperson since 2017
Technology Advisory Group Committee
Prior Business and other Experience:
True Value Company (2010-2018); Vice Chair
Borders Group, Inc. (1999-2006), President and Chief Executive Officer
Tops Holding Corporation (2008-2013). Board member
President, Albertson’s Inc.(1999)
Jewel-Osco division of American Stores (1974-1999), including several executive leadership positions and ending as its President

Current Public Company Boards Empire Company Limited, since 2016; Human Resources Committee
Former Public Company Boards
Borders Group, Inc., Chairperson (2002-2006)
PetSmart, Inc. (2004-2015); Chairperson; Lead Director; Compensation Committee; Nomination and Governance Committee
Roundy’s, Inc. (2012-2015); Audit Committee; Compensation Committee; Nominating and Corporate Governance; Lead Director
Ryerson, Inc. (1999-2006); Audit Committee, Chairperson
Spartan Stores (2001-2005); Compensation Committee
TDS (2007-2009)
Winn-Dixie Stores, Inc. (2006-2012); Audit Committee, designated financial expert; Lead Director

Cecelia D. Stewart Independent Director		Age: 65
Current Role: Private Investor		Director since: 2013

Ms. Stewart has significant experience with UScellular and the wireless industry, in addition to her many years of Board, Long-Term Incentive Compensation, Audit and Technology Advisory Group Committee experience. She has more than 30 years of experience in the consumer banking industry. She also has extensive executive leadership experience from leading large, global financial services firms. Further, her background and attributes bring diversity to the board. Ms. Stewart has an MBA from Winthrop University’s Executive MBA program and she was awarded an Honorary Doctorate Degree from Winthrop University in 2014.

Board Committees:
Audit Committee
Long-Term Incentive Compensation Committee
Technology Advisory Group Committee
Prior Business and other Experience:
President, U.S. Consumer and Commercial Banking of Citigroup Inc. (2011-2014)
Morgan Stanley, President of Retail Banking Group and Chief Executive Officer of the Private Bank Division (2009-2011)
Wachovia Corporation (1978-2008), several leadership positions including Executive Vice President and head of retail and small business banking

Current Public Company Boards First Horizon National Corporation, since 2014; Audit Committee; Information Technology Committee, Chairperson	Former Public Company Boards None

Xavier D. Williams Independent Director		Age: 56
Current Role: CEO of Network Wireless Solutions, LLC		Director since: January 2023

Mr. Williams has significant leadership experience in the telecommunications industry as CEO of Network Wireless Solutions, an infrastructure solution provider for wireless and wireline communications providers, since March 2022, and from his thirty years at AT&T, Inc., most recently as President, Public Sector & FirstNet, which included responsibility for a multi-billion dollar nationwide wireless broadband network for first responders. He has extensive B2B experience in addition to experience in sales, finance, strategy, product management, global operations and human resources. Mr. Williams has also worked in the technology industry and was CEO of American Virtual Cloud Technologies, Inc., a publicly traded special purpose acquisition company focused on providing secure managed cloud services, hardware, and software, from October 2020 to June 2021 and then he became its Vice Chairman from July 2021 to August 2021. Further, his background and attributes bring diversity to the Board. He has a bachelor's degree in business administration from Edinboro University of Pennsylvania and an MBA from the University of Pittsburgh-Joseph M. Katz Graduate School of Business.		Board Committee: Audit Committee Prior Business and other Experience: Significant leadership and operational experience with AT&T (1990-2020), most recently President- Public Sector & FirstNet
Current Public Company Boards None	Former Public Company Boards American Virtual Cloud Technologies, (2020-2021)

Your Board of Directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Common Shares.

Nominees for Election by Holders of Series A Common Shares

James W. Butman Non-Independent Director		Age: 66
Current Role: President and Chief Executive Officer of TDS Telecom		Director since January 2023

Mr. Butman brings substantial experience, expertise and qualifications with respect to TDS and UScellular and the industries in which they operate as a result of his leadership roles at TDS Telecom. He has extensive sales, marketing and customer operations experience. He was appointed President and Chief Executive Officer of TDS Telecom on January 1, 2018. Prior to that, he held several executive leadership roles at TDS Telecom and served as President of TDS Metrocom, a competitive local exchange operation. Mr. Butman has a Bachelor of Business Administration in Finance from the University of Wisconsin—Eau Claire and an MBA in Finance from the University of Wisconsin—Madison.

Prior Business and other Experience

Significant leadership and operational experience since joining TDS Telecom in 1985 including several executive leadership roles in management, sales and marketing, and regulatory affairs.

Director of TDS Telecom

Current Public Company Boards TDS, since 2018	Former Public Company Boards None

LeRoy T. Carlson, Jr. Chair of the Board and Non-Independent Director		Age: 77
Current Role: TDS President, since 1981, and TDS Chief Executive Officer, since 1986		Director since: 1984

Mr. Carlson brings substantial experience with respect to the wireless industry as a result of his many years as an investor in TDS, a trustee of the TDS Voting Trust, a director and President and Chief Executive Officer of TDS, and a director and Chair of UScellular. As the senior executive officer of UScellular and of its parent, the board of directors considers it essential that Mr. Carlson serve on the UScellular board. Also, because he is a director and officer of TDS, the largest shareholder of UScellular, his participation on the board permits him to represent the long-term interests of UScellular shareholders. He also has experience as chairperson of the Technology Advisory Group Committee since 2015 and as a member of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor's degree from Harvard College and an MBA from Harvard Graduate School of Business.
LeRoy T. Carlson, Jr. is the brother of Walter C. D. Carlson.
Board Committee: Technology Advisory Group Committee, Chairperson Prior Business and other Experience: Trustee of the TDS Voting Trust
Current Public Company Boards: TDS, since 1968	Former Public Company Boards: Aerial Communications American Paging

Walter C. D. Carlson Non-Independent Director		Age: 70
Current Role: Senior Counsel of the law firm Sidley Austin LLP and partner there for more than five years		Director since: 1989

Mr. Carlson brings substantial experience with respect to UScellular and the wireless industry as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and Chair of the TDS Board. Also, because he is a director of TDS, the largest shareholder of UScellular, his Board participation permits him to represent the long-term interests of UScellular shareholders. Mr. Carlson is an experienced litigator and has represented many public and private corporate clients. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a bachelor’s degree from Yale University and a J.D. from Harvard University.
Walter C. D. Carlson is the brother of LeRoy T. Carlson, Jr.
Prior Business and other Experience: Trustee of the TDS Voting Trust
Current Public Company Boards: TDS, since 1981	Former Public Company Boards: Aerial Communications, Inc.

Douglas W. Chambers Non-Independent Director		Age: 54
Current Role: Executive Vice President, Chief Financial Officer and Treasurer		Director since January 2023

Mr. Chambers has more than 25 years of financial experience. He joined UScellular from TDS in 2018. Mr. Chambers is responsible for UScellular’s accounting and financial reporting, revenue assurance, financial planning and analysis, credit and collections, treasury, real estate, and supply chain activities. Mr. Chambers is a certified public accountant and a board member of the Southwest Wisconsin Chapter of the American Red Cross. He earned a bachelor’s degree in accounting from the University of Wisconsin-Madison and an MBA from the Kellogg School of Management at Northwestern University.		Prior Business and other Experience: TDS (2007 - 2018) Midway Games, Inc. (2004-2007) PricewaterhouseCoopers LLP (1991-2004)
Current Public Company Boards: None	Former Public Company Boards: None

Deirdre C. Drake Non-Independent Director		Age: 58
Current Role: Private Investor		Director since: 2021

Ms. Drake has significant experience with the wireless industry having served as the Executive Vice President - Chief People Officer and Head of Communications of UScellular until January 2023. She was appointed Executive Vice President - Chief People Officer in September 2020. Prior to that, she was Executive Vice President and Chief Human Resources Officer since May 2018. She joined UScellular as Senior Vice President - Chief Human Resources Officer in 2014. Ms. Drake was responsible for all aspects of the human resources organization and for communications at UScellular. Further, her background and attributes bring diversity to the board. Ms. Drake has a bachelor of science degree in business administration from Central Michigan University and an MBA from St. Joseph's University.

Prior Business and other Experience:
Bank of Montreal Financial Group, Managing Director and Chief Human Resources Officer, BMO Capital Markets, (2012-2014); Senior Vice President, Human Resources, U.S. (2006-2012)
Aramark Corporation (1995-2006), several executive leadership roles including Senior Vice President, Human Resources, Healthcare and Education Division

Current Public Company Boards: Top Build Corp., since 2022; Audit Committee; Compensation Committee; Governance Committee	Former Public Company Boards: None

Esteban C. Iriarte Independent Director		Age: 51
Current Role: Private Investor		Director since: 2022

Mr. Iriarte has significant leadership experience in the wireless and cable industries having served in several executive leadership positions with Millicom International Cellular S.A. (Millicom) from 2009 to 2023. Millicom provides cable and mobile services dedicated to emerging markets in Latin America. From 2016-2023, Mr. Iriarte was Executive Vice President and Chief Operating Officer of Millicom, where he led operations in nine different Latin American markets each with its own competitive context, product and management teams. Previously, Mr. Iriarte was Chief Executive Officer of Millicom’s Colombian businesses and prior to this was head of Millicom’s regional Home and B2B divisions. From 2009 to 2011, he was CEO of Amnet Inc., a leading service provider in Central America for broadband, cable TV, fixed line and data services that was bought by Millicom in 2008. He also brings significant experience successfully competing against large incumbent competitors in Latin America. Further, his background and attributes bring diversity to the board, in addition to his work in emerging markets in Latin America. Mr. Iriarte has a bachelor's degree from Universidad Católica Argentina, Ciudad de Buenos Aires, Argentina and an MBA from Universidad Austral, Ciudad de Buenos Aires, Argentina.

Board Committees:
Long-Term Incentive Compensation Committee

Technology Advisory Group Committee

Prior Business and other Experience:

Executive Vice President and Chief Operating Officer of Millicom International Cellular S.A. (2016-2023)

Board Member, SURA Asset Management S.A. de C.V, a privately owned investment manager and subsidiary of Grupo de Inversiones Suramericana S.A. (2016-present)

Manager, Operations, Cablevision Inc. (2006-2009)

Current Public Company Boards: None	Former Public Company Boards: None

Michael S. Irizarry, Ph.D. Non-Independent Director		Age: 62
Current Role: Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology of UScellular		Director since: 2020

Mr. Irizarry has significant experience with UScellular and the wireless industry having served as an executive officer of UScellular since 2002. He was appointed Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology in 2021. Prior to that he was Executive Vice President and Chief Technology Officer-Engineering and Information Services since 2011. Prior to that, he was Executive Vice President-Engineering and Chief Technology Officer since 2003. He joined UScellular as Executive Vice President and Chief Technology Officer in 2002. He is responsible for the Company’s information systems, technology and cybersecurity, as well as all of the wireless technological advancements. He is also on the board of the Next Generation Mobile Networks Alliance. Further, his background and attributes bring diversity to the board. He has a bachelor's degree in engineering from World College, a master of science in information management and an MBA from the International School of Information Management, a Ph.D. in Communications Technology from Capella University's School of Business and Technology and a Ph.D. in Computer Science and Enterprise Information Management from Colorado Technical University.
Prior Business and other Experience: Verizon Wireless (2000-2002) Vice President Network Engineering Bell Atlantic Mobile (1996-2000) Executive Director Network PageNet (1988-1995)
Current Public Company Boards: None	Former Public Company Boards: None

Laurent C. Therivel Non-Independent Director		Age: 49
Current Role: President and CEO of UScellular		Director since: 2020

Mr. Therivel brings substantial experience, expertise and qualifications to UScellular and its subsidiaries as a result of his leadership role at UScellular. Mr. Therivel brings over 15 years of experience in the telecommunications industry, including more than 10 years at AT&T. Mr. Therivel has experience in wireless and wireline operations, strategy and finance. He served as the Chief Operating Officer at IPcelerate, a VoIP applications provider, and as a strategy consultant at Bain & Co. He also served as a Communications Officer in the U.S. Marine Corps. Therivel holds bachelor's degrees in business administration and marketing from Texas A&M University and an MBA from Harvard Business School.

Prior Business and other Experience

Significant leadership and operational experience with AT&T including CFO of AT&T Business Solutions; senior vice president of AT&T Small Business Solutions and most recently CEO of AT&T Mexico (2008-June 2020)

Chief Operating Officer for IPcelerate, Inc. (2006-2008)

Bain & Company (2003-2006)

United States Marine Corps (1997-2001)

Current Public Company Boards None	Former Public Company Boards TDS (2020-August 2023)

Vicki L. Villacrez Non-Independent Director		Age: 62
Current Role: Executive Vice President and Chief Financial Officer of TDS		Director since: 2022

Ms. Villacrez has significant experience with the telecommunications industry as a result of over thirty years at the TDS enterprise. She has substantial experience in finance, accounting, financial planning and strategic analysis. Ms. Villacrez is currently TDS’ Executive Vice President and CFO since 2022. She was previously Senior Financial Advisor of TDS from February 2022 to May 2022 and prior to that TDS Telecom’s Senior Vice President Finance and CFO since 2017 and TDS Telecom’s Vice President Finance and CFO between 2012 and 2017. Prior to that Ms. Villacrez held several financial leadership positions with growing responsibility at TDS, including leading Financial Analysis and Strategic Planning. Further, her background and attributes bring diversity to the board. Ms. Villacrez has a bachelor's degree in accounting from Upper Iowa University and an MBA from Edgewood College. She is also a CPA.
Prior Business and other Experience Significant leadership and operational experience with TDS and its subsidiary TDS Telecom, most recently TDS Telecom's Senior Vice President and CFO, (1989-present)
Current Public Company Boards TDS, since August 2023	Former Public Company Boards None

Your Board of Directors unanimously recommends a vote "FOR" each of the above nominees for election by the holders of Series A Common Shares.

CORPORATE GOVERNANCE
Board of Directors
The business and affairs of UScellular are managed by or under the direction of the Board of Directors. The Board of Directors consists of thirteen members. Holders of Common Shares elect 25% of the directors rounded up to the nearest whole number, or four directors based on a board size of thirteen directors. TDS, as the sole holder of Series A Common Shares, elects the remaining nine directors.
Board Leadership Structure
Under our leadership structure, the same person does not serve as both the chair of the board and chief executive officer. LeRoy T. Carlson, Jr. serves as Chair and, in that capacity, sets the agenda and presides over Board of Directors meetings, and assesses the performance of UScellular. Laurent C. Therivel serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance and, in that capacity, regularly confers and consults with the Chair with respect to important strategic, operating and financial activities and decisions.
This leadership structure is set forth in our Bylaws. UScellular has determined that this leadership structure is appropriate given that it is controlled by TDS. Additionally, UScellular believes that its leadership structure facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary operating responsibility to assess and manage UScellular's exposure to risk, is separated from the role of the Chair of the Board, who sets the agenda for and presides over Board of Directors meetings at which the UScellular board exercises its oversight responsibility with respect to risk.
Board Role in Risk Oversight
The Board of Directors is primarily responsible for oversight of the risk assessment and risk management process. Although the Board of Directors can delegate this responsibility to board committees, the Board of Directors has not done so. Instead the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers and then reported to the Board of Directors.
As part of its oversight responsibilities, the Board of Directors reviews the Enterprise Risk Management (ERM) program which applies to TDS and all of its business units, including UScellular. This program was designed with the assistance of an outside consultant and is integrated into TDS' existing management and strategic planning processes, including such processes of UScellular. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation.
Although the Board of Directors has ultimate oversight authority over risk, certain committees have responsibilities relating to risk. Under NYSE listing standards, and as set forth in its charter, the Audit Committee is required to discuss policies with respect to risk assessment and risk management. Accordingly, the Audit Committee discusses UScellular's major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.
In addition, as part of the ERM program, the Audit Committee, while not solely responsible for ERM, discusses guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis. In 2022, the committee expanded its charter to include the review of procedures and processes to ensure the accuracy of its material disclosures and reporting related to environment, social and governance matters.
In addition, the Long-Term Incentive Compensation Committee (LTICC), which has responsibilities relating to the equity compensation of the executive officers, and the Chair of UScellular, who in effect functions as the compensation committee for non-equity compensation for the executive officers other than himself, consider risks relating to compensation of executive officers, as discussed in the Compensation Discussion and Analysis and Risks from Compensation Policies and Practices.
Furthermore, TDS has established a Technology Advisory Group (TAG) for TDS and its business units, including UScellular. The TAG enhances the Board’s risk oversight through its review of technologies the Company is investing in and through discussion of potential technology disruptions. Related to this, the UScellular Board of Directors established a TAG Committee of the Board of Directors that consists of directors who participate in the TAG.

ESG Oversight
UScellular is in the business of making connections and has a responsibility to the people it serves with its network. As a part of that responsibility, the Company is committed to providing sustainable solutions within its operations and fostering a culture of inclusivity. UScellular uses the same guiding principles as TDS to guide their program and engagement in creating sustainability.
The Board of Directors believes that oversight of ESG is the responsibility of the full Board of Directors. However in 2022, the Audit Committee expanded its charter to include the review of procedures and processes to ensure the accuracy of its material disclosures and reporting related to environment, social and governance matters. Additional information related to ESG is available on UScellular's website, www.uscellular.com, Newsroom—Social Impact and on TDS’ Enterprise ESG website, tdsinc.com/esg. The information contained on the websites does not constitute a part of this proxy statement and is not incorporated by reference herein.
Board Oversight of Cybersecurity
UScellular continues to manage its evolving cybersecurity risks through ongoing investments in its security program and active monitoring of security risks. The Board continues to believe that the full Board should be responsible for cybersecurity. The UScellular Audit Committee and Board of Directors receive enhanced Board reporting on cybersecurity issues, in addition to the annual updates regarding UScellular's assessment of threats and mitigation plans. The Audit Committee also exercises oversight over control-related cybersecurity risks and mitigation plans, and receives updates at least bi-annually. Cybersecurity is also discussed at the Technology Advisory Group Committee as warranted.
UScellular conducts regular cyber incident simulations to ensure preparedness and it leverages external third parties to perform assessments and tests of security controls. In 2023, the full Board of Directors was included in multiple real-time briefings while UScellular conducted a live incident simulation.
Data Privacy
UScellular’s security safeguards are based on the Center for Internet Security's Critical Security Controls to protect against such risks as loss, unauthorized access, destruction, use, modification, or disclosure of information. UScellular uses a variety of commercially reasonable and appropriate safeguards to protect information residing on its systems including, without limitation, server firewalls and physical facility security. These security controls and safeguards consider the scope of the processing activities, the sensitivity of the information, the size of the entity doing the processing, and the technical feasibility of the security measures.
Supplier Diversity
UScellular is committed to enhancing the use of diverse businesses by proactively developing relationships with minorities, women, veterans, service-disabled veterans, disabled individuals, members of the LGBT (lesbian, gay, bisexual, transgender) community, disadvantaged persons and local businesses within our supply chain. Supplier diversity is a core value and a strategic business decision that is expected to help drive the economic growth and expansion of our business. UScellular also encourages subcontracting opportunities for diverse businesses.
Environment and Sustainability
UScellular has a focus on reducing its impact on the environment and finding sustainable solutions in how we run our operations. We have engaged in practices like installing solar panels, installing an electric vehicle charging station, and providing bicycle racks at most locations. Additionally, we’ve implemented BPA-free paper recyclable receipt papers at all our retail stores and have put a concentrated effort on reducing our carbon footprint through a series of recycling programs. We have also partnered with organizations to collect and recycle electronic waste such as computers and monitors, responsibly disposing and removing hazardous materials to prevent it from entering a landfill.
A Culture of Giving Back
UScellular’s commitment to giving back is deeply ingrained in the corporate culture. UScellular’s corporate social responsibility efforts provide critical resources in local communities in three distinct areas:
1.K-12 STEM (Science, Technology, Engineering and Mathematics): STEM education and access to technology go hand in hand. That’s why UScellular helps provide youth in grades K-12 with equitable opportunities to pursue careers in STEM. Our partnerships with organizations like Boys & Girls Clubs of America, Girls Who Code and YWCA provide students with resources, access, mentorship, and hands-on education to reach their full potential.
Our commitment to empowering the next generation has led us to support Boys & Girls Club of America’s K-12 STEM education and academic enrichment programs. By providing things like new laptops, 3-D printers, expanding programming to include LEGO robotics, we’re helping enrich learning experiences along with hosting field trips to the Summerfest music festival in Milwaukee, Wisconsin and sports arenas like Lambeau Field in Green Bay, Wisconsin.

Since 2022, UScellular has partnered with Girls Who Code to help close the STEM gender gap by providing equal opportunities for girls, women and nonbinary students in STEM fields. Last year, UScellular supported their growing clubs and the Summer Immersion Program – a 2-week intensive where high-school-aged girls learn to code and build their own game.
2.After School Access Project: UScellular is working to close the “homework gap” – a divide that exists for children who do not have access to reliable internet outside the classroom. These students miss out on essential tools and opportunities for continued learning after school. In 2021, we launched After School Access Project with a pledge to provide hotspots and service to connect up to 50,000 youth. We extended our commitment in 2023. By partnering with youth-serving nonprofits in UScellular markets, we bring connectivity to help youth continue to learn and thrive.
3.Associate Passions: UScellular offers a variety of programs in which associates can engage like personal donation matching, cause cards rewards and dollars for doers to support causes they care about in local communities. UScellular matches associates’ donations dollar-for-dollar to 501c3 registered nonprofits up to $2,500 per associate until the company reaches its annual cap of $250,000 for matching donations. In 2023, the company matched nearly $240,000 in associate donations to support the causes and communities our associates care about most.
Awards
In 2023, UScellular was recognized with several awards ranging from brand purpose to inclusion:
Company Awards
•2023 Brands That Matter; Fast Company
•2023 Chicagoland Admin Awards – Founder’s Award; Admin Awards
Workplace Awards
•Top Score of 100 on Disability Equality Index; Disability IN
•Top Score on Corporate Equality Index; Human Rights Campaign
•2023 Inclusion Index; Seramount
•2023 Veteran-Friendly Companies; U.S. Veteran’s Magazine
•2023 Southeast Wisconsin Top Workplace; Milwaukee Journal Sentinel
•100 Best Companies to Work For in Oregon, Oregon Business Magazine
•America's Best Places to Work for Hispanics/Latinos; Hispanic/Latino Professionals Association
•2023 Best Employers for Diversity; Forbes
•2023 Best Midsize Employers; Forbes
Diversity, Equity and Inclusion
The culture at UScellular starts with taking care of its people. UScellular provides a competitive wage and benefits package, a safe workplace, and an environment where associates feel engaged and included. UScellular periodically surveys its associates and those surveys have consistently shown that associates have strong engagement and high overall job satisfaction. UScellular adheres to equal opportunity, which leads to greater diversity of thoughts, ideas and the innovation needed to move the business forward.
UScellular strives to support an inclusive and diverse workforce and wants its associates to feel supported without regard to race, color, religion, national origin, age, genetic information, sex, gender identity or expression, sexual orientation, marital status, disability, protected veteran status, or any other characteristics protected by applicable federal, state or local law.
UScellular is committed to demonstrating equity and fairness through the inclusion of diverse associates, customers, and suppliers. Additionally, UScellular supports various associate resource groups to promote diverse and inclusive experiences that align with UScellular’s vision and values, increase associate engagement and empowerment, and support professional development. Since its founding, UScellular has been committed to associate development, which is critical to its success.

UScellular provides job specific, diversity and inclusion, safety, and fraud and IT security awareness training for all associates – and also offers programs to further develop its associates including educational assistance, developmental assignments, and mentoring programs. UScellular is committed to supporting and enhancing the communities it serves through local and philanthropic initiatives that enrich the lives of those living where it operates and where its associates live, work and play.
UScellular encourages associates to volunteer and support local organizations and community groups. Local communities are at the center of UScellular’s business, and it takes great pride in giving back to the people and places that contribute to its sustainability and long-term success.
In 2023, UScellular held its fourth annual Inclusion Summit featuring UScellular leaders, associates, and guest speakers from across the country. The theme, The Inclusion Experience, provided an opportunity for associates, company wide, to come together and learn new perspectives and take actions to build an environment of inclusion, understanding and belonging for all. Laurent Therivel kicked off the summit and spoke about UScellular's commitment to Diversity, Equity, and Inclusion.
Director Independence and New York Stock Exchange Listing Standards
UScellular Common Shares are listed on the NYSE. Under NYSE listing standards, UScellular is a "controlled company" because over 50% of the voting power for the election of directors is held by TDS. Accordingly, UScellular is exempt from certain listing standards under the rules of the NYSE that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.
As discussed below under "Audit Committee," the following members of the Audit Committee qualify as independent under the NYSE listing standards: Harry J. Harczak, Jr. (chairperson), Gregory P. Josefowicz, Cecelia D. Stewart and Xavier D. Williams. In addition to the four independent directors on the Audit Committee, Esteban C. Iriarte qualifies as an independent director under the listing standards of the NYSE. As a result, five of thirteen directors, or 38% of the directors, have been determined to qualify as independent under the NYSE listing standards.
Meetings of Board of Directors
The strategic alternatives review for UScellular increased the number of board meetings. Our Board of Directors held nine meetings during 2023, of which five were regularly scheduled and four were special board meetings related to the aforementioned strategic alternatives review. Each director attended at least 75% of the total number of meetings and at least 75% of the total number of committee meetings on which such person was a member of the committee (during the period such person was a director or member of such committee).

Corporate Governance Best Practices
The following identifies a number of the good corporate governance best practices adopted and followed by UScellular:
•Annual election of directors.
•UScellular has adopted Corporate Governance Guidelines that are intended to reflect good corporate governance and other best practices.
•The positions of (i) Chair of the Board and (ii) President and Chief Executive Officer are separated.
•The Audit Committee, which is comprised entirely of independent directors as required, operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•The UScellular Chair, who is the CEO of the controlling shareholder (TDS), approves executive compensation, other than long-term equity-based compensation, ensuring the interests of shareholders are represented in compensation matters.
•Although not required to do so as a controlled company, UScellular has established an LTICC, comprised solely of independent directors, with responsibility for long-term equity-based compensation.
•The LTICC operates under a charter and in a manner that is intended to reflect good corporate governance and other best practices.
•The LTICC uses market compensation information supplied by our compensation consultant, Willis Towers Watson, as one factor in making executive officer long-term equity-based compensation decisions.
•Annual self-assessment of board.
•UScellular holds an annual "Say-on-Pay" vote.
•At least once per year, independent directors will meet without non-independent directors and management.
•Non-management directors meet at regularly scheduled executive sessions without management.
•No super-majority vote is required to amend the UScellular Charter or Bylaws.
Corporate Governance Guidelines
UScellular's corporate governance guidelines address (i) Board of Directors structure, (ii) director qualification standards, (iii) director responsibilities, orientation and continuing education, (iv) director compensation, (v) board resources and access to management and independent advisors, (vi) annual performance evaluation of the board and committees, (vii) board committees, (viii) management succession and (ix) periodic review of the guidelines.
These Guidelines provide that, once each year, the Board of Directors will discuss corporate governance, including the allocation of seats between independent and non-independent directors.
A copy of such guidelines is available on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Governance Guidelines.
Management Succession Planning
Our Board recognizes that one of its most important duties is to oversee the development of executive talent and ensure continuity at UScellular. The Executive Vice President – Chief People Officer and Head of Communications takes the lead in overseeing succession planning and assignments to key leadership positions, and regularly reports to the full Board during executive sessions.
Board Self-Assessment
Pursuant to these Guidelines, under the leadership of the Chair, the Board of Directors performed a self-assessment and evaluated its performance and effectiveness as a board in 2023. This self-assessment covered matters relating to board meetings, board composition, committees, board oversight, and other matters.

Audit Committee
Meetings in Fiscal 2023: 8
Members: Harry J. Harczak(Chair)[FE], Gregory P. Josefowicz, Cecelia D. Stewart, Xavier D. Williams
Responsible for:
● Assisting the Board of Directors of UScellular in its oversight of the:
• integrity of financial statements
• compliance with legal and regulatory requirements
• qualifications and independence of our registered public accounting firm
• performance of the internal audit function and registered public accounting firm
• cybersecurity
• ESG matters
● Preparing an audit committee report
● Reviewing related party transactions
● Performing functions outlined in the UScellular Audit Committee Charter
[FE] — Audit Committee Financial Expert as defined by the SEC
Each member qualifies as independent under the NYSE standards and Section 10A-3 that is applicable only to Audit Committee members.
A copy of the committee charter is available on UScellular’s website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Audit Committee.
Pre-Approval Procedures
The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by UScellular's principal independent registered public accounting firm must be pre-approved by the Audit Committee, consistent with the requirements of the Sarbanes Oxley Act of 2002 and rules issued thereunder.
Compensation Committee
Under NYSE listing standards, UScellular is a controlled company and not required to have an independent compensation committee. As a result, UScellular does not have a formal compensation committee and instead LeRoy T. Carlson, Jr. functions as the compensation committee for all matters not within the authority of the LTICC. LeRoy T. Carlson, Jr. does not operate with a charter. Laurent C. Therivel, in consultation with LeRoy T. Carlson, Jr., reviews and sets the cash compensation for Named Executive Officers (NEOs) other than himself. See "Compensation Discussion and Analysis" and "Compensation Committee Interlocks and Insider Participation" for further information.
Long-term equity compensation for executive officers is approved by the LTICC.

Long-Term Incentive Compensation Committee (LTICC)
Meetings in Fiscal 2023: 2
Members: Gregory P. Josefowicz (Chair), Esteban C. Iriarte, Cecelia D. Stewart
Responsible for:
● Assisting the Board of Directors of UScellular in its oversight of the:
• review and recommendation of Long-Term Incentive Plans and programs for the employees of the Company
• review and recommended changes to the Company's Long-Term Incentive Plans and programs
• interpretation and administration of the Company's Long-Term Incentive Plans and programs
• reviewing disclosures regarding long-term equity-based compensation made in the Company's annual proxy statement
A copy of the committee charter is available on UScellular’s website, www.uscellular.com, under Investor Relations— Corporate Governance—Governance Documents—Long-Term Incentive Compensation Committee.
UScellular has an LTICC comprised solely of directors who qualify as independent. None of such members receive any compensation from UScellular, TDS or any other member of the TDS consolidated group ("TDS Consolidated Group"), except permitted compensation for services as a UScellular director and committee member. Additionally, none of such members are affiliated with the TDS Consolidated Group by reason of being an executive officer, or the beneficial owner of more than 10% of any class of voting equity security, of any member of the TDS Consolidated Group. See Compensation Committee Interlocks and Insider Participation for further information.

UScellular's Human Resources Department supports the UScellular Chair and the LTICC in their functions. UScellular also utilizes the services of a compensation consultant. See Compensation Discussion and Analysis below for information about UScellular's compensation consultant.
It is the view of the UScellular Board of Directors that director compensation should be the responsibility of the full Board of Directors. Therefore, director compensation is approved by the full Board of Directors rather than by a committee of the Board of Directors. UScellular does not have any stock ownership guidelines for directors.

Technology Advisory Group (TAG) Committee
Meetings is Fiscal 2023: 4
Members: LeRoy T. Carlson Jr. (Chair), Esteban C. Iriarte, Gregory P. Josefowicz and Cecelia D. Stewart
● Responsible for reviewing, monitoring and informing the Board on technology and related matters affecting UScellular and its customers
● The TAG Committee does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role
● TAG Committee members are also members of the Technology Advisory Group which also includes representatives of UScellular and TDS management, as well as TAG Committee members from TDS' Board
The TAG Committee does not have a charter. The responsibilities of the TAG Committee, as generally described above, are set forth in full in the resolutions of the Board establishing such committee.
Director Nomination Process
As a controlled company, UScellular is exempt from the requirement to have a corporate governance and nominating committee comprised solely of independent directors. Accordingly, UScellular does not have a corporate governance and nominating committee or charter. Instead, the TDS Corporate Governance and Nominating Committee develops selection objectives and makes recommendations for qualified individuals to serve on the board. The entire Board of Directors participates in the consideration of director nominees.
In its annual board self-assessment, the full Board of Directors considers its composition, and the composition of each of its committees, and discusses expertise that may be needed in the future. In connection with the nominations of directors for election, the Board of Directors considers the tenure, qualifications and expertise of all of the directors. The Board of Directors does not have any specific, minimum qualifications that it believes must be met by a nominee.
The Board of Directors does not have a formal policy with regard to the consideration of director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by the holder of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates to be elected by the holders of Common Shares, the Board of Directors may from time to time informally consider candidates recommended by shareholders who hold a significant number of Common Shares, in addition to the recommendation of TDS. Shareholders who desire to nominate directors must follow the procedures set forth in UScellular's Bylaws.
Considering the importance of Federal Communications Commission ("FCC") licenses to UScellular, the UScellular Bylaws provide that a candidate will not be eligible for election or continued service as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the Board of Directors with the advice of counsel. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the UScellular Bylaws), as determined by the Board of Directors. Another qualification requirement provides that a candidate will not be eligible for election or continued service as a director if, as determined by the Board of Directors with the advice of counsel, (i) such candidate's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such candidate has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.

The Bylaws provide that a person properly nominated by a shareholder for election as a director shall not be eligible for election as a director unless he or she signs and returns to the Secretary of UScellular, within fifteen days of a request therefor, written responses to any questions posed by the Secretary, that are intended to (i) determine whether such person may qualify as independent and would qualify to serve as a director under rules of the FCC, and (ii) obtain information that would be disclosed in a proxy statement with respect to such person as a nominee for election as a director and other material information about such person.
As reflected in its Code of Business Conduct, UScellular values diversity and does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In addition, in considering whether to nominate individuals as director candidates, the Board of Directors takes into account all facts and circumstances, including diversity. For this purpose, diversity broadly means a variety of backgrounds, experience, skills, education, attributes, perspectives and other differentiating characteristics. UScellular believes that it is desirable for a board to have directors who can bring the benefit of diverse backgrounds, experience, skills and other characteristics to permit the board to have a variety of views and insights. Accordingly, the Board of Directors considers how director candidates can contribute to board diversity as one of the many factors it considers in identifying nominees for director.
In general, in determining whether to nominate directors for re-election, the Board of Directors considers all facts and circumstances. Potential candidates are initially screened by the Chair and by other persons whom the Chair designates. Following this process, when appropriate, information about the candidate is presented to and discussed by the full Board of Directors.
Shareholder Communication with Directors
Shareholders or other interested parties may send communications to the Board of Directors, to the non-management directors, to the independent directors or to specified individual directors of UScellular at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Corporate Secretary of UScellular, 8410 West Bryn Mawr Avenue, Chicago, Illinois 60631 or by email at jane.mccahon@tdsinc.com. Any germane shareholder or other communications related to proper board business that are addressed to the Board of Directors, the non-management directors, the independent directors or specified individual directors will be delivered by the Secretary to such persons or group.
Information on communicating with directors is available on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Contact the Board.
Non-Management Directors
As required by the NYSE listing standards, the non-management directors of UScellular meet at regularly scheduled executive sessions without management. Walter C. D. Carlson, who is a non-management director, presides at all meetings of the non-management directors. In addition, the independent directors of UScellular meet at least once per year in an executive session without management or directors who are not independent.
UScellular Policy on Attendance of Directors at Annual Meeting of Shareholders
All directors are invited and encouraged to attend each annual meeting of shareholders, which is normally followed by a meeting of the Board of Directors. In general, all directors attend each annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. All of the persons serving as directors at the time attended the 2023 annual meeting.

EXECUTIVE OFFICERS
The below list does not include LeRoy T. Carlson, Jr., Douglas W. Chambers, Deirdre C. Drake, Michael S. Irizarry or Laurent C. Therivel who are included in the disclosure above under "Election of Directors".

Name	Age	Position with UScellular
Kevin R. Lowell, Ph.D.	56	Executive Vice President, Chief People Officer and Head of Communications
Kevin R. Lowell was appointed Executive Vice President, Chief Human Resources Officer and Head of Communications in January 2023. Prior to that he was Senior Vice President of Information Technology since April of 2019. Prior to that he was Vice President of Information Technology since November of 2015.

Codes of Business Conduct and Ethics Applicable to Directors and Officers
UScellular has adopted a Code of Business Conduct and Ethics for Officers and Directors and a Code of Business Conduct that is applicable to all employees of UScellular and its subsidiaries. The foregoing codes can be found on UScellular's website, www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Code of Business Conduct and Ethics for Officers and Directors and under —Corporate Governance—Governance Documents—Code of Conduct.
The culture at UScellular is based upon the fundamental belief that our company’s long-term success is inextricably tied to associate engagement and high ethical standards. UScellular's Code of Conduct publicly sets forth expectations for ethical behavior across the enterprise that all associates must abide by in all business dealings.
UScellular intends to disclose any amendments to any of the foregoing codes, by posting such information to UScellular's website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by UScellular's Board of Directors or an authorized committee thereof, as applicable, and disclosed on either the website or in a Form 8-K. There were no such waivers in 2023.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024
What am I being asked to vote on in Proposal 2?
In Proposal 2, we are requesting shareholders to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors and the Audit Committee unanimously recommends a vote FOR the approval of the ratification of PwC.
We anticipate continuing the services of PwC for the 2024 fiscal year. Representatives of PwC will be available at the Annual Meeting with an opportunity to make a statement and respond to appropriate questions from shareholders.
Is this vote binding on the Board of Directors?
This vote is an advisory vote only and, therefore, it will not bind UScellular or our Board of Directors or Audit Committee. We are not required to obtain shareholder ratification of the selection of PwC as our independent registered public accounting firm by our Bylaws or otherwise. However, we have elected to seek such ratification at the 2024 Annual Meeting.
Under the Intercompany Agreement with TDS, UScellular has agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing UScellular's financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. TDS has engaged PwC for such purposes.
Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2024, subject to UScellular's obligations under the Intercompany Agreement.
Your Board of Directors and the Audit Committee unanimously recommends a vote "FOR" the approval of Proposal 2.

FEES PAID TO PRINCIPAL ACCOUNTANTS
The following sets forth the aggregate fees (including expenses) billed by UScellular's principal accountants, PwC, for 2023 and 2022:

	2023	2022
Audit Fees(1)	$2,016,988	$2,159,965
Audit Related Fees(2)	305,000	289,800
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees(5)	$2,321,988	$2,449,765

(1)Represents the aggregate fees billed for professional services rendered for the audit of the financial statements included in UScellular's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, subsidiary audits, attest services, consents, and review of documents filed with the SEC.
(2)Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of UScellular's financial statements that are not reported under Audit Fees, if any. In 2023 and 2022, this amount represents fees billed for audits of subsidiaries and partnerships in which certain subsidiaries have a partnership interest.
(3)Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.
(4)Represents the aggregate fees billed for services other than services described in Note (1), (2), or (3), if any.
(5)Amounts do not include fees billed directly to TDS. Although TDS bills UScellular an overall allocation of costs pursuant to the Intercompany Agreement, TDS does not specifically identify and allocate fees of PwC to UScellular.
See www.uscellular.com, Investor Relations—Corporate Governance—Governance Documents—Audit Committee for the Audit Committee's charter.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four members of the Board of Directors who are "independent" as defined by the New York Stock Exchange. The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the website, www.uscellular.com, under Investor Relations—Corporate Governance—Governance Documents—Audit Committee. The charter was most recently updated in November 2022 .
Management is responsible for UScellular's internal controls and the financial reporting process. UScellular utilizes services from the TDS internal audit staff, which performs testing of internal controls and the financial reporting process. UScellular's independent registered public accounting firm is responsible for performing an independent audit of UScellular's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee reviewed and discussed the audited financial statements, as of and for the year ended December 31, 2023, with management, the internal audit staff and representatives of PwC, UScellular's independent registered public accounting firm. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and this information was discussed with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to UScellular during 2023 was compatible with their independence.
Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in UScellular's Form 10-K for the year ended December 31, 2023.
The Audit Committee holds quarterly regularly scheduled meetings to review and approve the financial results for the immediately preceding period. The Audit Committee reviews UScellular's Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit.

At its regularly scheduled meetings in 2023, the Audit Committee reviewed UScellular's policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of UScellular's legal, regulatory and ethical compliance programs, including UScellular's Code of Business Conduct, anti-Harassment policy and Whistleblower hotline activity were also reviewed. In addition, at each of its regularly scheduled meetings, the Audit Committee spoke with senior members of UScellular's financial management team, its General Counsel, TDS's Vice President - Internal Audit and representatives of PwC at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. Members of UScellular's IT security and technology teams meet with the Audit Committee at least twice a year to discuss cybersecurity issues and concerns.
The Audit Committee is updated periodically on management's process to assess the adequacy of UScellular's system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of its internal control over financial reporting. The Audit Committee also discussed with PwC UScellular's internal control assessment process and management's assessment as well as PwC's evaluation of UScellular's system of internal control over financial reporting.
The Audit Committee evaluates the performance of PwC and the senior audit engagement team, provides feedback to the senior audit engagement team on the firm’s performance and determines whether to reengage PwC or consider other audit firms, subject to UScellular's obligations under the Intercompany Agreement with TDS. The Audit Committee considers the quality and efficiency of the services provided by the auditors and its dialogue with the Committee, the auditors' capabilities and the auditors' technical expertise and knowledge of UScellular's operations and industry. Based on this evaluation, the Audit Committee intends to engage PwC as UScellular's independent registered public accountants for the year ending December 31, 2024. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, UScellular anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.
UScellular has engaged PwC since 2002 which leads UScellular to consider tenure. Based on the quality of PwC’s services and the mandated rotation of PwC’s lead engagement partner in 2023, the Audit Committee is confident that UScellular is receiving quality, independent public accounting services and that continued retention of PwC is in the best interest of the UScellular and its shareholders.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of UScellular, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of UScellular's internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on UScellular's management and PwC.
By the members of the Audit Committee of the Board of Directors of UScellular:

Harry J. Harczak, Jr. Chairperson	Gregory P. Josefowicz	Cecelia D. Stewart	Xavier D. Williams

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
What am I being asked to vote on in Proposal 3?
We are providing shareholders with an opportunity to vote, on an advisory basis, on the compensation of our named executive officers (NEOs) as disclosed in this 2024 Proxy Statement as required, including Compensation Discussion and Analysis, compensation tables and discussions. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote.
UScellular is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. UScellular held a Say-on-Frequency vote at the 2023 annual meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2023, the Board of Directors adopted a policy to hold the Say-on-Pay vote every year unless and until this policy is changed and it will submit the next Say-on-Frequency proposal to shareholders at the 2029 annual meeting.
This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.
UScellular believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. UScellular's compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.
Consistent with these goals, the Chair and the LTICC have developed and approved an executive compensation philosophy to provide a framework for UScellular's executive compensation program featuring the policies and practices described in the Compensation Discussion and Analysis.
Is this vote binding on the Board of Directors?
The Say-on-Pay vote is an advisory vote only and, therefore, will not bind UScellular, our Board of Directors, the Chair or the LTICC. However, the Board of Directors, the Chair and the LTICC will consider the voting results as appropriate when making future decisions regarding executive compensation.
Your Board of Directors unanimously recommends a vote "FOR" the approval of Proposal 3.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Form 10-K for the year ended December 31, 2023.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis ("CD&A") describes the Company's executive compensation programs and explains compensation decisions for the following Named Executive Officers (NEOs) in 2023:

Named Executive Officer	Position with the Company During 2023
Laurent C. Therivel	Director, President and Chief Executive Officer
Douglas W. Chambers	Director, Executive Vice President, Chief Financial Officer and Treasurer
Michael S. Irizarry	Director, Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology
Kevin R. Lowell	Executive Vice President and Chief People Officer and Head of Communications
LeRoy T. Carlson, Jr., Chair of UScellular, receives no compensation directly from UScellular and is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including UScellular. A portion of the compensation expense incurred by TDS for LeRoy T. Carlson, Jr. was allocated to UScellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. There is no identification or quantification of the compensation of LeRoy T. Carlson, Jr., or of any other allocated expense in this allocation of cost to UScellular. See the discussion below under "Intercompany Agreement."
Although UScellular does not have an independent compensation committee for all executive compensation, long-term equity compensation of executive officers is approved by the fully independent Long-Term Incentive Compensation Committee (LTICC), as discussed below.
With respect to the NEOs other than the President and CEO, the Chair of UScellular reviews the President and CEO's evaluation of the performance of such NEOs and in consultation with the President and CEO sets the annual base salary and bonus compensation levels for such NEOs, and recommends long-term equity compensation to the LTICC, based on such performance evaluations and compensation principles as discussed below.
2023 Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to NEOs	Other Generally Applicable Benefits and Plans
• Salary	• Restricted Stock Units	• Deferred Compensation	•Tax-Deferred Savings Plan •Health & Welfare Benefits •Pension Plan
• Bonus	• Performance Share Units	• Supplemental Executive Retirement Plan ("SERP")
• Perquisites
We use our compensation programs to attract, motivate and retain the executives who lead UScellular. Our compensation programs and practices are designed to pay for performance and to align management's interests with those of UScellular's shareholders. We believe that our compensation programs help drive UScellular performance by providing a significant amount of compensation in the form of equity, by utilizing both short-term and long-term incentives that are tied to UScellular performance, and by making efforts to balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation.
Executive Compensation Process
The process for approving or recommending the elements of compensation begins with an evaluation of the appropriate compensation elements for each NEO, based on the particular duties and responsibilities of the NEO, as well as compensation elements for comparable positions at other companies.
The Chair and LTICC have access to numerous performance measures and financial statistics prepared by UScellular. The financial information includes the audited financial statements of UScellular, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses. The Chair and LTICC also may consider such other factors that they deem appropriate in making their compensation recommendations or decisions. Ultimately, it is the informed judgment of the Chair and/or the LTICC, after considering all of the foregoing factors, and considering the recommendation of the President and CEO and/or Chair, that determines the elements of compensation for NEOs.

Annually, the President and CEO recommends the base salaries for the NEOs other than himself, and the Chair reviews and approves such base salaries and determines the base salary of the President and CEO.
In addition, the President and CEO recommends the annual bonuses for the NEOs other than himself, and the Chair reviews and approves such bonuses and determines the bonus of the President and CEO.
The LTICC annually determines long-term equity compensation awards to the NEOs under the UScellular Long-Term Incentive Plan ("LTIP"), which awards generally include performance share units and/or restricted stock units. The NEOs may also elect to defer a portion of their bonus and receive bonus match units on the portion deferred.
Grants of equity awards to the President and CEO and the other executive officers are generally made at the same time each year. Practice has been to grant equity awards other than bonus match units on the first Monday in April. Starting in 2024, the annual awards will be granted on the first Monday in March. UScellular grants bonus match units on the date that annual bonus amounts are paid each year. UScellular also may grant equity awards during other times of the year as it deems appropriate, such as in connection with a new hire, promotion or retention.
The Chair and the LTICC do not consider an officer's outstanding equity awards or stock ownership levels when determining such officer's compensation. The Chair and LTICC evaluate compensation based on performance for a particular year and other considerations as described herein and do not consider stock ownership to be relevant.
Compensation Principle
We believe that equity-based compensation aligns executives' interests with shareholders, drives performance and facilitates retention of superior talent. In 2023, annual equity awards consisted of performance share units (PSUs) and restricted stock units (RSUs).
•PSUs are paid in Company stock based on the outcome of the performance goals that are set for a performance period assuming the NEO remains employed through the three-year cliff vesting date. The PSUs granted in 2023 had a one year performance period (January 1, 2023 through December 31, 2023) and a Return on Capital (ROC) metric (weighted 100%).
•The RSUs granted in 2023 are time-vested awards that will be paid one-third each year on the anniversary of the grant date in Company stock, assuming the NEO remains employed through the vesting dates.
Incentive Compensation links compensation with goal attainment. The Chair and the President and CEO continue to believe that linking compensation to certain performance metrics results in a performance driven culture. The majority of compensation awarded to NEOs is dependent upon Company performance. In 2023, the Chair and the President and CEO set performance goals they believed to be challenging in connection with the annual bonus awarded to NEOs under the UScellular Annual Incentive Plan.
•The following metrics were used to calculate 70% of the NEO's bonus award under the UScellular Annual Incentive Plan: Consolidated Total Service Revenues (35% weighting), Consolidated Operating Cash Flow (28% weighting) and Consolidated Capital Expenditures (7% weighting).
•The Chair's Assessment on overall Company performance measure (10% weighting) and Individual Performance measure (20% weighting) were used to calculate 30% of the bonus award.
President and CEO Incentive Compensation: The President and CEO participates in the UScellular Annual Incentive Plan with the other NEOs. The Chair evaluates the President and CEO's achievement with respect to the Individual Performance measure applicable to him under the UScellular Annual Incentive Plan, based on his individual performance, on a short-term and long-term basis, with respect to his leadership of the Company, the development and maintenance of effective working relationships across the enterprise, his stated achievement of key goals and objectives and his other duties and responsibilities.
Fixed compensation (base salary) represents a smaller portion of total target compensation than variable compensation. The Company makes efforts to appropriately balance fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to each NEO.
•In 2023, fixed compensation (base salary) represented 9% and variable compensation (annual cash bonus and equity incentives) represented 91% of Mr. Therivel's total target compensation; and
•For the remaining NEOs, 2023 fixed compensation represented 19% (on average) and variable compensation represented 81% (on average) of total target compensation.

The following chart summarizes total target compensation established for each NEO in 2023:
Summary of 2023 NEO Target Compensation

Named Executive Officer	2023 Annual Base Salary (1)	2023 Annual Incentive Target Value	2023 Long-Term Incentive Award Target Value (2)	2023 Total Target Compensation
Laurent C. Therivel	$868,500	$955,350	$4,750,000	$6,573,850
Douglas W. Chambers	$584,900	$321,695	$1,433,065	$2,339,660
Michael S. Irizarry	$788,300	$512,395	$1,813,108	$3,113,803
Kevin R. Lowell	$496,800	$273,240	$1,217,183	$1,987,223

(1)The amounts listed in the column reflect the March 1, 2023 base salary for all NEOs.
(2)Expressed as the aggregate grant date value of RSUs and PSUs, excluding the grant date value for deferred bonus match units.
The Chair, the President and CEO and the LTICC believe that this approach to our compensation program, along with our market positions and structural competitive advantages, has allowed our Company to continue to be competitive in an extremely competitive environment.
Executive Compensation Programs Support UScellular Goals and Objectives
UScellular is committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focus on operating in a fiscally responsible manner, and on recruiting and retaining talented employees who believe in the Company's values and long-term perspective.
The objectives of UScellular's compensation programs for its executive officers generally are to:
•support UScellular's overall business strategy and objectives;
•attract and retain high quality management;
•link individual compensation with attainment of UScellular objectives and individual performance goals; and
•provide competitive compensation opportunities consistent with the financial performance of UScellular.
The primary financial focus of UScellular is the increase of long-term shareholder value through growth, measured in such terms as return on capital, service revenues, cash flow and capital expenditures. Compensation decisions are made considering these performance measures, as well as all other appropriate facts and circumstances, including factors such as customer growth and employee engagement.
UScellular's compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the performance of UScellular, utilizing good governance practices and other best practices. UScellular's compensation programs are designed to reward the performance of UScellular on both a short-term and long-term basis.
UScellular's policies establish incentive compensation performance goals for NEOs based on factors over which such officers are believed to have substantial control and which are believed to be important to UScellular's long-term success. Management believes compensation generally should be related to the performance of UScellular and should be sufficient to enable UScellular to attract and retain individuals possessing the talents required for long-term successful performance. Nevertheless, although performance driven metrics are key inputs to compensation and awards, the Chair and LTICC may consider other factors to ensure alignment with UScellular's goals. Officers do not become entitled to any compensation or awards solely as a result of the achievement of performance levels.

Maintaining Best Practices Regarding Executive Compensation
The Chair, the President and CEO and the LTICC maintain policies and procedures for establishing compensation for the UScellular executives, including the NEOs, and consider many of these to represent best practices in corporate governance.

What We Do
☑ Pay for Performance: A significant portion of NEO total target compensation is tied to Company performance.	☑ Limited Perquisites: We provide few perquisites ("perks") to our officers.
☑ Maximum Payouts on Incentives: Annual cash incentive awards are capped at 184.5% and 2023 PSUs are capped at 150%.
☑ Independent Long-Term Incentive Compensation Committee: The long-term equity-based compensation of executive officers is reviewed and approved by our LTICC comprised solely of independent directors. Other executive compensation is approved by UScellular's Chair, who is also a director and President and Chief Executive Officer of TDS, the majority shareholder of UScellular.

☑ Compensation Consultant: Willis Towers Watson advises the Company and LTICC on executive compensation matters.

What We Don't Do
☒ No Hedging or Pledging: Officers are prohibited from hedging, pledging or otherwise encumbering shares of UScellular's common stock, including holding shares in a margin account.	☒ Limited Tax Gross-Ups: NEOs and other executive officers are not entitled to tax gross-ups except in limited circumstances.
☒ Repricing of Stock Options: Repricing of stock options without stockholder approval is prohibited (except in the event of certain corporate events).
Clawback Policy
UScellular believes it is prudent to create and maintain a culture that emphasizes integrity and accountability while reinforcing its pay-for-performance compensation philosophy. In 2023, UScellular adopted a policy to require the return, repayment or forfeiture of any erroneously awarded incentive compensation received by any current or former NEO in the event of certain financial restatements, as required by the Dodd-Frank Wall Street Reform & Consumer Protection Act and corresponding New York Stock Exchange listing standards.
Results of the 2023 Say-on-Pay Vote
In 2023, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as "Say-on-Pay"). The Chair, the President and CEO and the LTICC considered the fact that shareholders overwhelmingly voted at the 2023 annual meeting FOR the Say-on-Pay proposal with respect to 2022 NEO compensation. Even with this strong endorsement of the Company's pay practices, the Chair and President and CEO along with the LTICC believe that it is essential to regularly review the executive compensation program. In 2023, the Chair and the President and CEO along with the LTICC concluded that the compensation program provides awards that they believe motivate our NEOs to maximize long-term shareholder value and encourage long-term retention. The Chair, the President and CEO and the LTICC intend to consider the results of the annual Say-on-Pay votes in their future compensation policies and decisions.
Changes to Compensation Policies
There were no material changes made to the executive compensation programs in 2023 in response to the 2023 Say-on-Pay Vote.
Maintaining a Competitive Compensation Program—Benchmarking Compensation Data
In 2023, for the NEOs other than the President and CEO, Willis Towers Watson completed a job specific market analysis with respect to base salary, target annual incentive opportunities, target total cash and target total direct compensation. Executive officer positions were compared and matched to survey positions based on current role responsibilities. The source of market data was a Willis Towers Watson database of approximately 900 companies.

When setting long-term incentive awards, the LTICC considers market compensation data provided by Willis Towers Watson as follows:
•The multiples used to calculate the long-term incentive awards granted in 2023 were determined by the LTICC considering market compensation data with a weighting of:
o    50% of the total based generally on data from general industry companies (with revenue of $3B to $6B); and
o    50% of the total based generally on data from a peer group (as identified below).
•The 2023 Custom Peer Group:
o    Must share at least one of the following characteristics: 1) wireless telecommunications services or technology and software company 2) has intense customer-orientation or satisfaction as a part of its core business strategy and/or 3) single owner of 40% or more of its outstanding equity.

ADT Inc.	Edgewell Personal Care Company	Leggett & Platt, Incorporated
AMETEK, Inc.	Frontier Communications Parent, Inc.	Parsons Corporation
Bloomin' Brands, Inc.	Harley-Davidson, Inc.	Paychex, Inc.
Brown-Forman Corporation	Herbalife Nutrition Ltd.	Ryerson Holding Corporation
Brunswick Corporation	Hertz Global Holdings, Inc.	Sylvamo Corporation
Columbia Sportswear Company	Hilton Worldwide Holdings Inc.	Teradata Corporation
CommScope Holding Company, Inc.	HNI Corporation	Travel + Leisure Co.
Crown Castle Inc.	Kontoor Brands, Inc.
Note: This group was selected by the LTICC with the assistance of Willis Towers Watson.
•The multiples that were approved for the NEOs are presented in "Long-Term Equity Compensation" below.
The Chair, President and CEO and LTICC compared the base salaries, target annual cash incentives, target total long-term incentives and total target compensation of each of UScellular's NEOs, other than the President and CEO, to the compensation data provided by Willis Towers Watson. The comparison was made to help determine whether UScellular's compensation practices fell in line with competitive market data.
UScellular believes that compensation decisions are complex and require a deliberate review of UScellular performance, peer compensation levels, experience of individual executives, and individual performance, among other factors. In determining executive compensation, the Chair, President and CEO and LTICC consider all forms of compensation to review the value delivered by each component of compensation to each executive. Accordingly, the Chair, President and CEO and LTICC may determine that, with respect to any individual, it is appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might influence the amount of compensation awarded include market competition for a particular position, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company, internal pay equity and other relevant considerations.
Types and Amounts of NEO Compensation Awarded in 2023
Summary of Executive Compensation Elements
UScellular provided both fixed (base salary) and variable (annual cash bonus and equity incentives) compensation to the NEOs in 2023. The majority of compensation is at risk to each NEO because the compensation that is actually paid may vary from the target compensation that was established by the Chair, the President and CEO and/or the LTICC. In the case of annual cash incentives and PSUs, the payment is dependent in significant part upon UScellular's performance and, in the case of equity incentives, the value also is dependent on future share prices. The amount of total target compensation at risk was significantly more than the amount of base salary for each NEO. Also, the majority of total target compensation awarded in 2023 to each NEO was in the form of equity.

The following charts summarize the allocation of the total direct compensation that our NEOs were eligible to earn under the Company's 2023 executive compensation programs. Percentages below are rounded. Further details regarding each of the elements are provided in the discussion that follows the charts.
Note: Compensation included as "All Other Compensation" in the Summary Compensation Table is not considered in the graphs above, because the Company views it as de minimis. The graphs above also do not include the cash retention bonus paid to Mr. Therivel in December 2023.

Executive Compensation Program

	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2023 Decisions
Fixed	Base Salary	Fixed Cash Compensation	To attract, retain and motivate superior talent	Based on individual performance, proven leadership capabilities, other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure and other factors	Annual base salary merit increases ranged from 3.0% - 5.1%
Pay-At-Risk	Annual Cash Incentive Awards (Bonus)	Variable Cash Compensation Percentage of base earnings based on the achievement of annual company performance goals, individual performance and the Chair's assessment of key goals and major initiatives	To align overall annual Company performance directly with cash compensation	The target percentage of base earnings is determined based on job scope, market data, internal pay equity and other factors Actual payouts based on achievement can range from 0% to 184.5%	Company performance resulted in a 96.4% payout

The Chair's Assessment on overall Company performance resulted in a 117.0% payout

Individual performance was paid based on the President's (or Chair's, with respect to the President and CEO) assessment of individual performance to help drive business results
Performance Share Unit Awards (PSUs)	Equity Compensation

Number of shares paid based on original target adjusted by company achievement during the one-year performance period and released at the end of the three-year cliff vesting period (assuming continued employment)

		Value of PSUs is variable based on company performance and the long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interest with shareholders' interests To support our business strategy	Based on job scope, market data, individual performance and expected future contribution Actual payouts based on company achievement and can range from 0% to 150% of target	One half of the value of the total target equity award was granted in the form of PSUs Based on Return on Capital (ROC) (100%) for the period January 1, 2023 through December 31, 2023
Restricted Stock Unit Awards (RSUs)	Equity Compensation

Time-vested one-third each year on the anniversary of the grant date (assuming continued employment through the vesting dates)

		Value of RSUs is variable based on long-term stock price performance	To encourage retention and focus management on long-term stock price performance To align management's interests with shareholders' interests To support our business strategy	Based on job scope, market data, individual performance and expected future contribution	One-half of the value of the total target equity award was granted in the form of RSUs

Compensation Provided to NEOs in 2023
Base Salary
Annually, the Chair determines the President and CEO's base salary. With respect to the other NEOs, the President and CEO recommends and the Chair approves annually each such NEO's base salary. In setting 2023 base salary levels, the Chair and/or President and CEO considered market data, Company performance, individual performance and unique skill or knowledge set of each NEO. In 2023, NEOs received an annual base salary merit increase ranging from 3.0% - 5.1%. The base salary of each NEO is set at a level considered to be appropriate in the subjective judgement of the Chair and/or the President and CEO based on assessment of the responsibilities and performance of such NEO, taking into account UScellular's status as a public and controlled company, and the fact that UScellular is primarily a regional competitor and that some of its competitors are national or global telecommunication companies that are much larger, possess greater resources in more extensive coverage areas, and market other services that UScellular does not offer. No specific performance measures are determinative in the base salary compensation decisions for NEOs. Ultimately, it is the informed judgement of the Chair considering the recommendation of the President and CEO (in the case of the other NEOs) that determines the base salaries based on the total mix of information rather than on any specific measure of performance.
NEO Base Salary

Named Executive Officer	2023	2022	% Increase
Laurent C. Therivel (1)	$868,500	$826,400	5.1%
Douglas W. Chambers (2)	$584,900	$562,400	4.0%
Michael S. Irizarry (2)	$788,300	$765,300	3.0%
Kevin R. Lowell (3)	$496,800	$417,700	18.9%

(1)The increase was effective on January 1, 2023.
(2)The increase was effective on March 1, 2023.
(3)The increase reflects a promotional increase of 14.9% effective January 2, 2023 and a 3.5% annual merit increase effective March 1, 2023.
Annual Bonus
The Chair and the President and CEO believe that annual bonus awards reinforce a pay-for-performance culture because the payment is based, in part, on UScellular's financial results along with the Chair's assessment of overall company performance to key goals and major initiatives. Annually, the Chair, considering the recommendation of the President and CEO sets the percentage of base earnings used to determine each NEO's target bonus, as well as performance goals for UScellular.
The Chair and the President and CEO believe that the target bonuses were competitive compared to the market data. The target percentage of base earnings for each NEO's bonus in 2023 was:
NEO Bonus Targets

Named Executive Officer	Percentage of Base Earnings
Laurent C. Therivel	110%
Douglas W. Chambers	55%
Michael S. Irizarry	65%
Kevin R. Lowell	55%
All of our NEOs participated in the 2023 UScellular Annual Incentive Plan. Under that plan, the Chair and the President and CEO set minimum, target and maximum annual company performance goals used to determine 70% of each NEO's 2023 annual bonus award. The goals were based on the following metrics: Consolidated Total Service Revenues (50% weighting), Consolidated Operating Cash Flow (40% weighting) and Consolidated Capital Expenditures (10% weighting). The Chair's Assessment of overall Company Performance (10% weighting) and Individual Performance (20% weighting) measures were used to calculate 30% of the final award. The Chair and the President and CEO believe that these metrics focus executives on maximizing profitability and the customer experience. Under the Annual Incentive Plan, the actual annual incentive payouts based on the achievement of performance goals established for the year may range from 0% to 184.5%.

The following provides additional detail on the performance measures considered for the purposes of the 2023 UScellular Annual Incentive Plan.

	Component Weighting	Overall Plan Weighting	Maximum Percentage of Target
Consolidated Total Service Revenues	50%	35%	200.0%
Consolidated Operating Cash Flow	40%	28%	200.0%
Consolidated Capital Expenditures	10%	7%	150.0%
Company Performance	100%	70%
Chair Assessment of Overall Company Performance		10%	160.0%
Individual Performance		20%	160.0%
Total Overall Plan Weighting and Maximum Target Opportunity		100%	184.5%
The performance goals, at the minimum, target and maximum payout levels, were intended to be challenging and the performance goals at the maximum payout level were intended to require superior performance.
The Chair, considering the recommendation of the President and CEO with respect to the NEOs other than himself, determined the actual payout that each NEO received under the incentive plan.
Company Performance
For purposes of evaluating and determining bonus levels each year, UScellular calculates an overall percentage of performance based on measures set forth in its Annual Incentive Plan.
The below table shows the calculation of the overall quantitative company performance percentage for 2023 based on the 2023 UScellular Annual Incentive Plan. The below amounts are based on the performance metrics established specifically for bonus purposes and may not agree with UScellular's financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures and other non-operating or non-core items. The below bonus results and targets are intended to reflect the core operating results over which UScellular officers have significant influence. The 2023 target for Service Revenues was lower than that of 2022 actuals due primarily to an anticipated decline in Retail Service revenues due to a decline in subscribers as well as an anticipated decline in Inbound Roaming revenues.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Performance Measures	Final Bonus Results for 2023	Final Target for 2023	Bonus Results as a % of Target	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Avg % of Target Bonus
Formula
Consolidated Total Service Revenues (1)	$3,044 M	$3,113 M	97.8%	90.0%	110.0%	88.9%	50.0%	44.5%
Consolidated Operating Cash Flow (2)	$864 M	$872 M	99.2%	85.0%	115.0%	97.3%	40.0%	38.9%
Consolidated Capital Expenditures (3)	$611 M	$650 M	93.9%	105.0%	90.0%	130.3%	10.0%	13.0%
Overall Company Performance							100.0%	96.4%

(1)This represents total service revenues determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of total service revenues for external reporting purposes.
(2)This represents operating cash flow determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of adjusted OIBDA (Operating income before depreciation, amortization, accretion, gains and losses) for external reporting purposes, and further adjusted to remove expenses associated with the annual incentive and performance share unit plans.
(3)This represents capital expenditures determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of capital expenditures for external reporting purposes.

If a metric does not meet the minimum threshold performance level, generally no bonus will be paid with respect to such metric. If maximum performance or greater is achieved, 200% (or 150% with respect to the Consolidated Capital Expenditures metric) of the target opportunity for that metric will be funded. As shown above, actual performance exceeded the minimum threshold but was below maximum performance. As a result, the payout level was interpolated for such measure based on the actual result relative to the respective minimum threshold performance percentage and maximum performance percentage
As shown above, the quantitative company performance percentage for UScellular for 2023 was determined to be 96.4%.
Chair Assessment
The assessment of overall company goals and major initiatives as determined in the subjective judgment of the Chair was 117.0%. In arriving at this determination, the Chair considered the following accomplishments of UScellular during 2023:
•Execution on cost savings opportunities, exceeding the savings target and lower Capital Expenditures compared to target;
•Continued network modernization efforts with 5G deployment and C-Band/DoD spectrum deployment;
•Significant effort to accelerate growth of the fixed wireless business and exceeding high-speed internet subscriber targets;
•Efforts associated with ongoing strategic review of the organization;
•Continued effort to grow Tower revenues, exceeding the growth target;
•Continued achievement on the digital platform to meet the digital experience goal, which resulted in increased traffic and improved customer experience; and
•Continued advocacy for government funding.
Individual Performance Objectives and Accomplishments
In addition to UScellular performance, the Chair, the President and CEO and members of the LTICC consider individual objectives and performance in determining executive compensation. There was no minimum level of achievement of any of those objectives before salary or other compensation could be increased or provided. The assessment of the achievement of such objectives is not formulaic, objective or quantifiable. Instead, individual performance considerations are factors, among others, that are generally taken into account in the course of making subjective judgments in connection with compensation decisions.
Mr. Therivel as the principal executive officer of UScellular is primarily responsible for the performance of UScellular. Each of the other executive officers was also considered to have made a significant contribution to the aforementioned performance achievements during the period. The portion of the bonus for individual performance is based on an individual performance assessment approved by the Chair in his subjective judgment which, in the case of NEOs other than the President and CEO, considers the recommendation of the President and CEO. This individual performance assessment for 2023 is used as a factor in determining the amount of the cash bonus for 2023 performance paid in 2024 and the value of equity awards granted in 2024.
Annual Cash Compensation
Base Salary:
The following shows certain information relating to base salary in 2023 for Laurent C. Therivel.

Laurent C. Therivel
2022 Annual Base Salary:	$826,400
2023 Annual Base Salary:	$868,500
$ Increase in Annual Base Salary:	$42,100
% Increase in Annual Base Salary:	5.1%
Range per 2022 Willis Towers Watson survey (50th to 75th percentile):	$845,000 - $1,010,000
Effective January 1, 2023, Mr. Therivel's base salary was increased to $868,500 which is slightly above the 50th percentile of the competitive salary range provided by Willis Towers Watson. This was the level considered to be appropriate in the subjective judgment of the Chair.

The following shows certain information relating to base salary in 2023 for the other NEOs:

	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Base Salary level 3/1/22 - 2/28/23 (1)	$562,400	$765,300	$428,083
Base Salary level 3/1/23 - 2/28/24	$584,900	$788,300	$496,800
2023 Base Salary per Summary Compensation Table	$580,401	$783,702	$491,044
$ Increase in Base Salary on 3/1/2023	$22,500	$23,000	$68,717
% Increase in Base Salary	4.0%	3.0%	16.1%
(1) Mr. Lowell's base salary level from 3/1/22 to 2/28/23 reflects 10 months salary at $417,700 and 2 months salary at $480,000.
Bonus:    The following table sets forth the amount paid to each NEO for the 2023 annual cash incentive award (the below amounts may be rounded):

		Formula	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
a	2023 base salary earnings		$868,500	$580,401	$783,702	$491,044
b	Target bonus percentage		110%	55%	65%	55%
c	Target bonus	a x b	$955,350	$319,221	$509,406	$270,074
d	Percentage of 2023 target bonus based on company performance		70%	70%	70%	70%
e	Target bonus for company performance	c x d	$668,745	$223,454	$356,584	$189,052
f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on company performance in 2023	e x 96.4%	$644,670	$215,410	$343,747	$182,246
	Calculation of amount reported under "Bonus" column:
g	Portion of bonus based on Chair assessment in 2023 (10% of target bonus opportunity), multiplied by percentage of achievement as determined by Chairman (117.0%)	c x 10% x 117.0%	$111,776	$37,349	$59,601	$31,599
h	Amount of discretionary bonus based on individual performance (20% of bonus opportunity)		$229,284	$63,844	$101,881	$54,015
i	Subtotal of amount reported under "Bonus" column	g + h	$341,060	$101,193	$161,482	$85,614
j	Total bonus for 2023 performance paid in 2024 (sum of amount reported under "Non-Equity Incentive Plan Compensation" column and amount reported under "Bonus" column)	f + i	$985,700	$316,603	$505,229	$267,860
Total Cash Compensation:    The following table shows information relating to total cash compensation in 2023.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Base Salary in 2023 (3/1/23 - 2/28/24)	—	$584,900	$788,300	$496,800
Base Salary in 2023 (1/1/23 - 12/31/23)	$868,500	—	—	—
2023 Bonus Paid in 2024	$985,700	$316,603	$505,229	$267,860
Total Cash Compensation for 2023	$1,854,200	$901,503	$1,293,529	$764,660
Total Target Cash Compensation per Willis Towers Watson Survey:
25th percentile	$1,435,000	$895,000	$645,000	$670,000
50th percentile	$1,770,000	$1,105,000	$830,000	$815,000
75th percentile	$2,185,000	$1,365,000	$1,030,000	$985,000
The Chair and the President and CEO review the base salary and bonus of the NEOs on an aggregate basis. The amount reported above as Base Salary represents the NEO's rate of annual base salary for the period reported rather than the amount reported in the Summary Compensation Table, which reflects actual base salary paid during the period.
The total cash compensation of the above officers is believed to be within the appropriate range identified for this element based on an assessment of the responsibilities and performance of such officers and other relevant factors in the judgment of the Chair and the President and CEO.

Long-Term Equity Compensation
Long-term equity compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. The Chair and the President and CEO, along with the LTICC, believe that equity awards both align management's interests with those of stockholders and reinforce a pay-for-performance culture.
Long-term compensation awards for NEOs are based, in part, on individual performance, with the intended goal of increasing long-term company performance and shareholder value. Performance share units (PSUs), restricted stock units (RSUs) and bonus match units generally vest over three years, to reflect the goal of relating long-term incentive compensation to increases in shareholder value over the same period.
The annual long-term compensation awards in 2023 were made under UScellular's 2022 Long-Term Incentive Plan ("2022 LTIP"). The target long-term incentive award value of each NEO's 2023 equity-based awards was comprised equally of PSUs (with the PSUs valued assuming achievement at the target performance level) and RSUs. These awards to the NEOs were granted on April 3, 2023.
2023 Target Long-Term Incentive Award

Named Executive Officer	Target Value of 2023 Equity Award
Laurent C. Therivel	$4,750,000
Douglas W. Chambers	$1,433,065
Michael S. Irizarry	$1,813,108
Kevin R. Lowell	$1,217,183
Under the 2022 LTIP, UScellular is authorized to grant stock options, stock appreciation rights, bonus stock awards, restricted stock awards, restricted stock unit awards, performance awards and other stock awards (including employer match awards for deferred bonus).
Mr. Therivel and the Company entered into a letter agreement on June 1, 2020, as amended by an addendum dated May 17, 2023 (the "Therivel Letter Agreement") relating to his appointment as President and CEO. The Therivel Letter Agreement provides that each calendar year it is anticipated that Mr. Therivel will receive annual equity grants with a target grant date value not less than $4,000,000. Mr. Therivel’s 2023 grants had a target grant date value equal to approximately $4,750,000. In May 2023, the Therivel Letter Agreement was amended to provide that in the event Mr. Therivel's employment is involuntarily terminated without cause, and subject to his execution and non-revocation of a release of claims against UScellular and its affiliates (a "Release"), Mr. Therivel also will be entitled to pro rata vesting of his outstanding equity awards, other than his Accomplishment Award (as defined below), with any performance measures deemed satisfied at target.
Based in part considering information from Willis Towers Watson, the formula for determining the number of units awarded to the NEOs other than the President and CEO was the NEO's base salary on the grant date times the NEO's performance multiple for 2023, divided by the Company's closing share price on March 31, 2023 (i.e., the last trading day preceding the April 3, 2023 grant date). The product of this formula was then split 50% in PSUs and 50% in RSUs. This result was rounded. The approach for determining long-term incentive award value granted to the President and CEO is based on a comparison to competitive market information provided by Willis Towers Watson.
Performance Share Units:    In 2023, one-half of the total target long-term incentive award value granted to the NEOs was made in the form of PSUs. The PSUs will be settled in shares of UScellular's common stock based on Company achievement against a Return on Capital (weighted 100%) goal during the performance period from January 1, 2023 through December 31, 2023, with payout ranging from 0% - 150% of the target award based on performance. Given uncertainties as to the long-term strategic direction of the Company, PSU awards were aligned from a 3 year to a 1 year performance period with a 2-year deferral period. On February 14, 2024, the performance was reviewed against the set metric and the final determination of performance was certified by the LTICC. The threshold and maximum achievement levels under the 2023 PSU plan are 50% and 150% of target, respectively. The certified Return on Capital performance attainment for 2023 was 2.89% against a target of 2.7%, resulting in a performance attainment of 119%. The number of shares subject to the 2023 PSUs is now fixed and the adjusted award, to the extent earned, will be paid following the April 3, 2026 vesting date, assuming the NEO remains employed with UScellular until that date.
Restricted Stock Units:    One-half of the total target long-term incentive award value was granted to the NEOs on April 3, 2023 in the form of RSUs. The RSUs will vest one-third annually on each anniversary of the grant date, assuming the NEO remains employed through the vesting dates. The vesting period was changed for the 2023 grant from 3-year cliff vesting to one-third ratable vesting to align with competitive practices and alleviate competitive pressures for talent.
The target values in the tables below were calculated by UScellular using the formulas described above considering information provided by Willis Towers Watson.

As a result of the foregoing formulas and individual performance factors, the following performance share units and restricted stock units were granted on April 3, 2023 to the NEOs (the amounts may be rounded).

		Formula	Laurent C. Therivel (1)	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
a	April 3, 2023 Base Salary		—	$584,900	$788,300	$496,800
b	Performance Multiple		—	2.45	2.30	2.45
c	Closing stock price on March 31, 2023		$20.73	$20.73	$20.73	$20.73
d	Long-Term Incentive Target Value	a x b	$4,750,000	$1,433,065	$1,813,108	$1,217,183
e	PSU Target Value	d x 50%	$2,375,000	$716,533	$906,554	$608,592
f	PSUs Granted (rounded)	e / c	114,569	34,564	43,732	29,358
g	RSU Target Value	d x 50%	$2,375,000	$716,533	$906,554	$608,592
h	RSUs Granted (rounded)	g / c	114,570	34,566	43,731	29,358
(1) Mr. Therivel's long-term incentive target value was determined considering an assessment of the competitive market at the 60th and 75th percentile ($4,215,000 and $5,200,000, respectively) as provided by Willis Towers Watson.
If a recipient of an award under the 2022 LTIP enters into competition with, or misappropriates confidential information of, UScellular or any affiliate thereof, including TDS and its affiliates, or violates non-solicitation and non-disparagement requirements, or the recipient's employment with UScellular or any affiliate thereof is terminated on account of the NEO's negligence or willful misconduct, then such award will terminate and be forfeited.
Adjustment of 2021 and 2022 Performance Share Units and Payout of 2021 Performance Share Units
Certain of our named executive officers received performance share units in 2021 (the "2021 PSUs") and in 2022 (the "2022 PSUs") relating to the performance period from January 1, 2021 through December 31, 2023 and January 1, 2022 through December 31, 2024, respectively. The performance measure for the 2021 PSUs and 2022 PSUs was Return on Capital (weighted 100%) over the three-year performance period. During 2023, the LTICC adopted a resolution specifying that all award holders (including each of the NEOs) would receive, at the time of settlement of the 2021 PSUs and 2022 PSUs, the greater of (i) the actual payout under the respective 2021 or 2022 PSUs as originally awarded and (ii) a discretionary amount to be determined by the LTICC, on the basis of quantitative and qualitative factors, with vesting not lower than 75% and not higher than 100% of the original award (subject to continued employment through the time-based vesting date). The LTICC adopted this resolution in order to preserve the retentive effect of the 2021 PSUs and 2022 PSUs for our NEOs as well as other award recipients. The LTICC also believed it was appropriate that the accounting charges associated with the modification of such an award would be recorded, to the extent possible, over the remaining performance period.
The Company incurred aggregate modification charges of $4.4 million and $1.3 million in 2023 related to the adjustment for Messrs. Therivel, Chambers, Irizarry and Lowell's 2022 and 2021 PSUs, respectively, that resulted from the adoption of a 75% minimum payout. These modification charges are being recognized on a straight-line basis beginning on the date the 75% minimum payouts were adopted for the 2022 and 2021 PSUs and ending on the awards' vest dates, April 4, 2025 and April 5, 2024, respectively.
At the conclusion of the performance period for the 2021 PSUs the LTICC determined that the actual payout under those awards under the modified terms would have been 75%. In accordance with the modified terms, the LTICC determined to exercise its discretion to pay the awards out at 90%. In determining the vesting level, the LTICC considered quantitative and qualitative factors, including the Company’s performance with respect to the financial metrics under the Annual Incentive Plan during the three-year performance period and the Chair’s assessment of overall Company performance with respect to key goals and major initiatives during such period. The table below sets forth the certified attainment with respect to the PSUs granted to Messrs. Therivel, Chambers, Irizarry and Lowell during 2021.

Performance Measure	3-Year Average Target	3-Year Average Results	Target (100% Payout)	Payout % Approved	Final Award(1)
Return on Capital	4.30%	2.65%	108,765	90%	97,890
(1)The Company incurred a $1.3 million modification charge in 2023 related to the adjustment for Messrs. Therivel, Chambers, Irizarry and Lowell's 2021 PSUs that resulted from the adoption of a 75% minimum payout. The Company incurred a $0.7 million modification expense in 2024 related to the adjustment for Messrs. Therivel, Chambers, Irizarry and Lowell's 2021 PSUs that resulted from the LTICC's 15% discretionary increase to the final payout, which will be reflected as additional compensation in the 2024 Summary Compensation Table.

The following summarizes the adjustment on February 14, 2024 of the performance share unit awards granted during 2021 to the following NEOs:

	Target Award	Payout above/(below) Target(1)	Total Award Payout
Laurent C. Therivel	61,141	(6,114)	55,027
Douglas W. Chambers	16,374	(1,637)	14,737
Michael S. Irizarry	22,561	(2,256)	20,305
Kevin R. Lowell	8,689	(868)	7,821
Total	108,765	(10,875)	97,890
Performance on 2023 Performance Share Units
The performance period for the 2023 performance share units ended on December 31, 2023 and performance attainment was certified by the LTICC on February 14, 2024. The certified attainment was 119%. The table below sets forth the certified attainment with respect to the singular performance measure for the 2023 performance share units granted to Messrs. Therivel, Chambers, Irizarry and Lowell.

Performance Measure	1-Year Target	1-Year Results	Target (100% Payout)	Payout % Approved(1)	Final Award
Return on Capital	2.70%	3.02%	222,223	119%	264,449
(1) The 3.02% 1-year ROC results would have provided a 132% payout based on the original targets set by the LTICC at the beginning of the performance period. However, due to a change in amortization expense not contemplated in the original targets, the LTICC adjusted the ROC attainment to 2.89% resulting in a 119% payout.

The following summarizes the adjustment on February 14, 2024 of the performance share unit awards granted during 2023 to the following NEOs:

	Target Award	Payout above/(below) Target(1)	Total Award Payout
Laurent C. Therivel	114,569	21,769	136,338
Douglas W. Chambers	34,564	6,568	41,132
Michael S. Irizarry	43,732	8,310	52,042
Kevin R. Lowell	29,358	5,579	34,937
Total	222,223	42,226	264,449
Other Benefit Plans Available to NEOs
The Chair believes that UScellular's maintenance of the below-described plans is consistent with competitive pay practices and is an important element in attracting and retaining talent in a competitive market.
The NEOs participate in certain benefit plans, as described below.
Deferred Salary and Bonus:
The NEOs are permitted to defer salary and/or bonus into an interest-bearing arrangement under a deferred compensation plan. Pursuant to the plan, the NEO's deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average twenty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. The portion of any interest that exceeds 120% of the applicable federal long-term rate ("AFR") will be considered above market in accordance with SEC rules. The deferred compensation account of a NEO is paid at the time and in the form provided in the plan, which permits certain distribution elections by the officer.
The NEO is always 100% vested in, and entitled to receipt upon termination, all salary and bonus amounts that have been deferred and any interest credited to his or her account. Such amounts are reported in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of termination or change in control, are not included in the below Table of Potential Payments upon Termination or Change in Control.

Deferred Bonus under the Long-Term Incentive Plan:
In addition to being permitted to defer their bonuses into an interest-bearing arrangement as described immediately above, each officer may elect to defer a portion of his or her annual bonus pursuant to the LTIP, and UScellular will allocate a related stock unit match award to the employee's deferred compensation account. For the bonus earned in 2023, the match equaled 33 1/3 % of the deferred bonus amount for the year. The stock unit match awards will be deemed invested in UScellular Common Share Units and will vest ratably at a rate of one-third per year over three years. The match becomes fully vested upon the executive's separation due to retirement, disability or death. The NEOs receive a distribution of the deferred bonus account at the time and in the form provided in the plan, which permits certain distribution elections by the NEO. The portion of the bonus deferred by an NEO is reflected in the "Executive Contributions in Last FY" column of the Nonqualified Deferred Compensation table, and the Company matching contribution is reflected in the "Registrant Contributions in Last FY" column of the Nonqualified Deferred Compensation Table.
SERP
Each of the NEOs participates in a supplemental executive retirement plan, or SERP, which is a non-qualified defined contribution plan. The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan or other limitations. The SERP is unfunded. Participants are credited with interest on balances of the SERP. Under the SERP, the deferred balance is credited with an assumed rate of earnings on all amounts other than the contributions for the current year equal to the yield on ten-year BBB rated industrial bonds for the last trading date of the prior year as quoted by Standard & Poor's. The interest rate under the SERP for 2023 was set as of the last trading date of 2022 at 5.7293% per annum, based on the yield on ten-year BBB rated industrial bonds at such time.
A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20, or 25 years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the Table of Potential Payments upon Termination or Change in Control. Each NEO's SERP balance as of December 31, 2023 is set forth in the "Nonqualified Deferred Compensation" table below.
Perquisites
UScellular does not provide significant perquisites to its NEOs. UScellular has no formal plan, policy or procedure pursuant to which NEOs are entitled to any perquisites following termination or change in control. However, from time to time, UScellular may enter into employment, retirement, severance or similar agreements that may provide for perquisites.
Tax-Deferred Savings Plan - 401(k) plan
TDS sponsors the Tax-Deferred Savings Plan ("TDSP"), a tax-qualified defined contribution plan. This plan is available to employees of TDS and its subsidiaries which have adopted the plan, including UScellular. Employees contribute amounts from their compensation and UScellular makes matching contributions in part. UScellular makes matching contributions to the plan in cash equal to 100% of an employee's contributions up to the first 3% of such employee's compensation, and 40% of an employee's contributions up to the next 2% of such employee's compensation. Matching contributions under the Tax-Deferred Savings Plan are subject to a two-year graduated vesting schedule (34% vesting at one year of service and 100% vesting at two years of service). Employees have the option of investing their contributions and UScellular's contributions in a TDS Common Share fund, a UScellular Common Share fund and certain unaffiliated funds. Contributions into the company common stock funds are limited to no more than 20%, combined.
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or after an employee attains age 65) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Pension Plan
TDS sponsors a tax-qualified noncontributory defined contribution pension plan for the eligible employees of TDS and its participating subsidiaries, including UScellular (TDS Pension Plan). Under this plan, pension costs are calculated separately for each participant based on the applicable pension formula and are funded annually by TDS and its participating subsidiaries.

Benefits under the TDS Pension Plan are subject to a five year graduated vesting schedule (20% vesting at two years of service, 40% vesting at three years of service, 60% vesting at four years of service and 100% vesting at five years of service).
This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all UScellular employees, and benefits are not enhanced upon any termination (other than a termination by reason of death, total and permanent disability or a qualified retirement) or change in control. Accordingly, no amounts are reported in the Table of Potential Payments upon Termination or Change in Control.
Health and Welfare Benefits
TDS also provides customary health and welfare and similar plans for the benefit of employees of TDS and its subsidiaries, including UScellular. These group life, health, disability, medical reimbursement and/or similar plans do not discriminate in scope, terms or operation in favor of executive officers and are available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.
Impact of Accounting and Tax Treatments of Particular Forms of Compensation
The Chair and the LTICC consider the accounting and tax treatments of particular forms of compensation. Accounting treatments do not significantly impact the determinations of the appropriate compensation for UScellular executive officers. The Chair and the LTICC consider the accounting treatments primarily to be informed and to confirm that UScellular personnel understand and recognize the appropriate accounting that will be required with respect to compensation.
UScellular has agreed to "gross-up" payments to executive officers due to taxes or to otherwise reimburse officers for the payment of taxes only in limited circumstances.
Policy on Stock Ownership by Executive Officers
UScellular does not have a formal policy relating to stock ownership by executive officers.
Anti-Hedging and Anti-Pledging
TDS' Policy Regarding Insider Trading and Confidentiality, which is applicable to UScellular's Board of Directors, officers and certain employees identified by UScellular's Chief Financial Officer, provides that persons subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or UScellular.

Compensation Committee Report

The Chair, the President and CEO and the members of the UScellular Board of Directors oversee UScellular's compensation programs. In fulfilling their oversight responsibilities, the persons whose names are listed below reviewed and discussed with management the CD&A set forth above in this Proxy Statement.
In reliance on the review and discussions referred to above, the persons whose names are listed below determined that the CD&A be included in UScellular's Form 10-K for the year ended December 31, 2023 and Proxy Statement related to the 2024 Annual Meeting.
Because UScellular does not have a formal independent compensation committee except with respect to long-term equity-based compensation, the above CD&A is submitted by each member of the Board of Directors: LeRoy T. Carlson, Jr. (Chair), James W. Butman, Walter C. D. Carlson, Douglas W. Chambers, Deirdre C. Drake, Harry J. Harczak, Jr., Esteban C. Iriarte, Michael S. Irizarry, Gregory P. Josefowicz, Cecelia D. Stewart, Laurent C. Therivel, Vicki L. Villacrez and Xavier D. Williams.

Compensation Tables
Summary of Compensation
The following table summarizes the compensation paid by UScellular to the NEOs for 2023, 2022, and 2021. The compensation actually realized by a NEO may be more or less than the amount reported in the below Summary Compensation Table depending on the performance of the UScellular stock price and other factors.

2023 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
			(a)	(b)	(c)	(d)	(e)
Laurent C. Therivel (1)
President and Chief Executive Officer	2023	$866,882	$1,226,060	$8,028,781	$644,670	$339	$93,407	$10,860,139
	2022	$824,887	$750,867	$4,699,725	$545,333	$29	$88,045	$6,908,886
	2021	$785,894	$358,374	$4,638,653	$609,626	—	$45,713	$6,438,260
Douglas W. Chambers
Executive Vice President, Chief Financial Officer and Treasurer	2023	$580,401	$101,193	$2,389,311	$215,410	$982	$81,357	$3,368,654
	2022	$557,144	$97,373	$1,406,924	$183,827	$543	$74,323	$2,320,134
	2021	$532,600	$110,119	$1,233,944	$206,281	$367	$73,296	$2,156,607
Michael S. Irizarry
Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology	2023	$783,702	$161,482	$3,014,937	$343,747	$5,810	$97,527	$4,407,205
	2022	$759,947	$157,070	$1,723,010	$296,330	$3,906	$87,077	$3,027,340
	2021	$733,867	$174,587	$1,700,196	$335,913	$3,396	$83,049	$3,031,008

Kevin R. Lowell
Executive Vice President, Chief People Officer and Head of Communications	2023	$491,044	$85,614	$1,695,237	$182,246	$1,292	$60,512	$2,515,945

(a)Amounts reported in this column represent the discretionary portion of annual bonuses paid in 2024 with respect to 2023 performance. For 2023 bonuses paid in 2024, Laurent C. Therivel deferred 15% into UScellular deferred compensation stock units.
(b)In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Compensation-Stock Compensation ("FASB ASC 718"), this represents the aggregate grant date fair value. Assumptions made in the valuation of stock awards in this column are described in UScellular's financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2023. In addition, as previously disclosed, amounts reflected in this column for 2023 include modification charges incurred in connection with the adjustments to the 2021 and 2022 performance share units that were approved by the LTICC in May and November 2023, respectively. The aggregate modification charges reflected in the table above for Messrs. Therivel, Chambers, Irizarry and Lowell are $3,103,967, $921,681, $1,158,098 and $448,697, respectively.
The table below provides both the grant date fair value at target, and also at maximum, for the 2023 performance share unit awards using the April 3, 2023 grant date closing price of $21.23:

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Grant Date Value (100%)	$2,432,300	$733,794	$928,430	$623,270
Maximum Value (150%)	$3,648,450	$1,100,691	$1,392,645	$934,905
(c)Represents the portion of the annual bonus paid in 2024 with respect to 2023 performance that represents non-equity incentive plan compensation.
(d)Includes the portion of interest that exceeded the amount calculated utilizing 120% of the AFR at the time the interest rate was set. Each of the NEOs currently participates in a supplemental executive retirement plan (SERP). In addition, column (d) includes interest on any deferred salary or bonus that exceeded that calculated utilizing 120% of the AFR, if any.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Excess Earnings
SERP	$339	$982	$5,810	$1,292
Deferred Salary or Bonus	—	—	—	—
Total Excess Earnings	$339	$982	$5,810	$1,292
(e)Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Perquisites:
Corporate automobile allowance, personal travel and health related expenses	$14,867	$21,927	$18,987	$11,909
Total Perquisites if $10,000 or more	$14,867	$21,927	$18,987	$11,909
Contributions to Benefit Plans
TDSP	$12,540	$12,540	$12,540	$12,540
TDS Pension Plan	$14,994	$14,994	$14,994	$14,994
SERP	$51,006	$31,896	$51,006	$21,069
Total, including perquisites if $10,000 or more	$93,407	$81,357	$97,527	$60,512

Column (e) includes the following in 2023: (1) the total of any perquisites and personal benefits that equal or exceed $10,000, summarized by type or any perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of these benefits for each NEO and (2) contributions by UScellular for the benefit of the NEO under (a) the TDSP, (b) the TDS Pension Plan, and (c) the SERP.
Footnotes:
(1) The amount reported for Mr. Therivel in the Bonus column for 2023 includes a $885,000 cash retention award paid on December 1, 2023 pursuant to the terms of the Therivel Letter Agreement.

Information Regarding Plan-Based Awards
The following table shows, as to the NEOs, certain information regarding plan-based awards in 2023.
2023 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)
					(a)	(b)	(c)
Laurent C. Therivel
Non-Equity Incentive Plan Awards (1)		$23,406	$668,745	$1,233,835
Stock Awards:
UScellular Deferred Compensation Stock Match Units for 2022 Bonus paid in 2023 (2):	3/10/23							2,046	$60,193
Awards in Common Shares (3)
Restricted Stock Units:	4/3/23							114,570	$2,432,321
Performance Share Units:	4/3/23				57,285	114,569	171,854		$2,432,300
Modification of 2022 Performance Share Units (4)	11/27/23								$2,388,617
Modification of 2021 Performance Share Units (4)	5/23/23								$715,350
Douglas W. Chambers
Non-Equity Incentive Plan Awards (1)		$7,821	$223,454	$412,273
Awards in Common Shares (3)
Restricted Stock Units:	4/3/23							34,566	$733,836
Performance Share Units:	4/3/23				17,282	34,564	51,846		$733,794
Modification of 2022 Performance Share Units (4)	11/27/23								$730,105
Modification of 2021 Performance Share Units (4)	5/23/23								$191,576
Michael S. Irizarry
Non-Equity Incentive Plan Awards (1)		$12,480	$356,584	$657,897
Awards in Common Shares (3)
Restricted Stock Units:	4/3/23							43,731	$928,409
Performance Share Units:	4/3/23				21,866	43,732	65,598		$928,430
Modification of 2022 Performance Share Units (4)	11/27/23								$894,134
Modification of 2021 Performance Share Units (4)	5/23/23								$263,964
Kevin R. Lowell
Non-Equity Incentive Plan Awards (1)		$6,617	$189,052	$348,801
Awards in Common Shares (3)
Restricted Stock Units:	4/3/23							29,358	$623,270
Performance Share Units:	4/3/23				14,679	29,358	44,037		$623,270
Modification of 2022 Performance Share Units (4)	11/27/23								$347,036
Modification of 2021 Performance Share Units (4)	5/23/23								$101,661
Explanation of Columns:
(a) - (c)    The amounts shown under these columns reflect the number of UScellular Common Shares that may be earned by each UScellular officer as a result of the performance share units granted to such officer under the award. The actual number of UScellular Common Shares to be delivered to the NEOs as a result of these performance share units will be determined by the performance of UScellular during the one-year performance period running January 1, 2023 through December 31, 2023, as measured against a single performance criteria selected by the LTICC. To the extent earned, the 2023 performance share units will vest on April 3, 2026, subject to the NEO's continuous employment through such date.
Footnotes:
(1)Represents amounts payable under the UScellular Annual Incentive Plan.

(2)Represents the number of deferred compensation stock units in UScellular Common Shares awarded to such officer with respect to the company match related to deferred bonus compensation. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the match stock units is reported in the Summary Compensation Table under the "Stock Awards" column. See the "Nonqualified Deferred Compensation" table, below, for information regarding deferred compensation stock units.
(3)These amounts represent UScellular restricted stock units and performance share units which were granted on April 3, 2023. The restricted stock units become vested 1/3 on each of the first, second and third annual anniversaries of the grant date, and the performance share units become vested in their entirety on April 3, 2026, in each case subject to the NEO's continuous employment through such date (and in the case of the performance share units, subject to satisfaction of the performance measures at the threshold or higher level).
(4)The amount in this row represents the incremental fair value attributable to the modification of the 2021 and 2022 performance share units held by the NEO in 2023, as previously disclosed.

Information Regarding Outstanding Equity Awards at Year-End
The following table shows NEO outstanding equity awards at fiscal year-end.
2023 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Laurent C. Therivel
Stock Unit Awards:
2023 RSUs (1)	4/3/23					114,570	$4,759,238
2022 RSUs (1)	4/4/22					73,248	$3,042,722
2021 RSUs (1)	4/5/21					61,141	$2,539,797
2020 RSUs (2)	7/1/20					72,510	$3,012,065
USM Bonus Match Units not vested (3)						2,461	$102,230
Performance Share Units:
2023 PSUs (1)	4/3/23					136,338	$5,663,481
2022 PSUs (1)	4/4/22							73,248	$3,042,722
2021 PSUs (1)	4/5/21					55,027	$2,285,822
2020 PSUs (4)	7/1/20							145,021	$6,024,172
Total		—	—			515,295	$21,405,355	218,269	$9,066,894
Douglas W. Chambers
Stock Unit Awards:
2023 RSUs (1)	4/3/23					34,566	$1,435,872
2022 RSUs (1)	4/4/22					22,389	$930,039
2021 RSUs (1)	4/5/21					16,374	$680,176
Performance Share Units:
2023 PSUs (1)	4/3/23					41,132	$1,708,623
2022 PSUs (1)	4/4/22							22,389	$930,039
2021 PSUs (1)	4/5/21					14,737	$612,175
Total		—	—			129,198	$5,366,885	22,389	$930,039
Michael S. Irizarry
Options:
2016 Options		18,683		$45.87	4/1/26
Stock Unit Awards:
2023 RSUs (1)	4/3/23					43,731	$1,816,586
2022 RSUs (1)	4/4/22					27,419	$1,138,985
2021 RSUs (1)	4/5/21					22,561	$937,184
Performance Share Units:
2023 PSUs (1)	4/3/23					52,042	$2,161,825
2022 PSUs (1)	4/4/22							27,419	$1,138,985
2021 PSUs (1)	4/5/21					20,305	$843,470
Total		18,683	—			166,058	$6,898,050	27,419	$1,138,985
Kevin R. Lowell
Stock Unit Awards:
2023 RSUs (1)	4/3/23					29,358	$1,219,531
2022 RSUs (1)	4/4/22					10,642	$442,069
2021 RSUs (1)	4/5/21					8,689	$360,941
Performance Share Units:
2023 PSUs (1)	4/3/23					34,937	$1,451,283
2022 PSUs (1)	4/4/22							10,642	$442,069
2021 PSUs (1)	4/5/21					7,821	$324,884
Total		—	—			91,447	$3,798,708	10,642	$442,069

Footnotes:
(1)The 2021 and 2022 restricted stock units will vest on the third anniversary of the grant date. The 2023 restricted stock units will vest one-third each year on the anniversary of the grant date.
The 2021 and 2022 performance share units are subject to the achievement of threshold performance measures over a three-year period relating to Return on Capital and will vest on the third anniversary of the grant date. The 2023 performance share units are subject to the achievement of threshold performance measures over a one-year period relating to Return on Capital and will vest on the third anniversary of the grant date. The number of shares included in the above table is the final approved payout for the 2021 and 2023 performance share units and, in the case of the 2022 performance share units, is the Target number of shares.
(2)The restricted stock units granted to Mr. Therivel in connection with his employment commencement become vested July 1, 2026.
(3)Represents deferred compensation stock match units awarded to such NEO with respect to deferred bonus compensation. Represents the number of USM Common Shares underlying deferred compensation stock match units that have not vested. Generally, one-third of the deferred compensation stock match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of UScellular or an affiliate on such date. Accordingly, share units are scheduled to vest on each of December 31, 2024 (1,779) and December 31, 2025 (682). Upon separation from the Company, any company match is fully vested for employees who are retirement eligible under the Phantom Deferred Compensation Plan. As of December 31, 2023, Mr. Therivel was not retirement eligible under the terms of the Phantom Deferred Compensation Plan.
(4)These performance share units represent a performance-based equity award granted to Laurent C. Therivel on July 1, 2020 in connection with his employment commencement (the "Accomplishment Award"). The award has a variable vesting period which could range from 2.5 to 6.5 years dependent on attainment of performance conditions. The Accomplishment Award vests if during any two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, UScellular achieves both of the following performance conditions: (1) an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry; and (2) an average annual return on capital that exceeds six percent. Both performance conditions must be satisfied during the same two calendar-year period, and the Accomplishment Award is binary - the award does not vest if both performance conditions are not satisfied.

Information Regarding 2023 Option Exercises and Stock Vested
The following table shows NEO information regarding option exercises and stock vested in 2023.
2023 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Laurent C. Therivel
Stock Awards Vested (Date of Vesting):
USM Bonus Match Units (12/31/23)(1)			2,120	$88,065
Total	—	—	2,120	$88,065
Douglas W. Chambers
Stock Awards Vested (Date of Vesting):
2020 Restricted Stock Units (4/6/23)			13,325	$295,815
2020 Performance Share Units (4/6/23)			14,363	$318,859
Total	—	—	27,688	$614,674
Michael S. Irizarry
Stock Awards Vested (Date of Vesting):
2020 Restricted Stock Units (4/6/23)			29,226	$648,817
2020 Performance Share Units (4/6/23)			31,503	$699,367
Total	—	—	60,729	$1,348,184
Kevin R. Lowell
Stock Awards Vested (Date of Vesting):
2020 Restricted Stock Units (4/6/23)			12,137	$269,441
2020 Performance Share Units (4/6/23)			13,083	$290,443
Total	—	—	25,220	$559,884

Footnotes:
(1)Pursuant to the UScellular LTIP, the company match deferred compensation stock units relating to deferred bonus generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided the award recipient is an employee of UScellular on such date. The stock price used to calculate the value realized on vesting was the closing price of USM Common Shares of $41.54 on December 29, 2023, the last trading day of 2023.
Upon separation from the Company, the company match is non-forfeitable for employees who are retirement eligible under the Phantom Deferred Compensation Plan. Mr. Therivel does not qualify as retirement eligible under the Phantom Deferred Compensation Plan.

Information Regarding 2023 Nonqualified Deferred Compensation
The following table shows NEO information regarding nonqualified deferred compensation for the year ended December 31, 2023.
2023 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE
Laurent C. Therivel
SERP
Company Contribution		$51,006
Total Interest			$3,131
Balance at year end					$107,627
Deferral of 2022 bonus paid in 2023 - 6,133 USM Shares (1)	$134,435
Company Match for 2022 bonus paid in 2023 - 2,046 USM Shares (1)		$44,848
Changes in value in 2023			$538,561
Accumulated Balance at Year End:
23,993 USM Vested Shares					$996,669
2,461 USM Unvested Shares					$102,230
Aggregate Total (2)	$134,435	$95,854	$541,692	—	$1,206,526
Douglas W. Chambers
SERP
Company Contribution		$31,896
Total Interest			$9,073
Balance at year end					$195,973
Aggregate Total (2)	—	$31,896	$9,073	—	$195,973
Michael S. Irizarry
SERP
Company Contribution		$51,006
Total Interest			$53,675
Balance at year end					$1,021,635
Aggregate Total (2)	—	$51,006	$53,675	—	$1,021,635
Kevin R. Lowell
SERP
Company Contribution		$21,069
Total Interest			$11,932
Balance at year end					$236,849
Aggregate Total (2)	—	$21,069	$11,932	—	$236,849

Footnotes:
(1)Represents deferrals of salary and/or bonus, if any. Such amounts can be deferred into an interest account, or the bonus can also be deferred into a deferred compensation stock unit deferral arrangement.
(2)The following is a summary of the total deferred compensation balances, which include compensation reported in the Summary Compensation Table in 2023 and in years prior to 2023. The below amounts do not include previously reported deferred compensation that has been distributed.

	Laurent C. Therivel	Douglas W. Chambers	Michael S. Irizarry	Kevin R. Lowell
Aggregate Deferred Balances 12/31/22 (includes amounts reported as compensation in years prior to 2022)	$434,545	$155,004	$916,954	$203,848
Net amount reported in above table for 2023 (includes amounts reported as compensation in 2023)	$771,981	$40,969	$104,681	$33,001
Aggregate Deferred Balances 12/31/23	$1,206,526	$195,973	$1,021,635	$236,849

Change in Control
The following summarizes the change in control provisions of the 2013 LTIP and 2022 LTIP:
Generally, a "change in control" is defined in the 2013 LTIP and 2022 LTIP ("LTIP Change in Control") as: (i) an acquisition by a person or entity of the then outstanding securities of UScellular (the "Outstanding Voting Securities") having sufficient voting power of all classes of capital stock of UScellular to elect at least 50% or more of the members of the Board of Directors or having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), subject to certain exceptions; (ii) unapproved changes in the majority of the members of the Board of Directors; (iii) certain corporate restructurings, including certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of UScellular; (iv) approval by the shareholders of UScellular of a plan of complete liquidation or dissolution of UScellular; or (v) as modified by the amendment in December 2023 described below, a sale or other disposition of at least 50% of the assets of UScellular in a transaction that significantly alters the scope or nature of the Company's remaining business, taken as a whole (as determined by the LTICC in its sole discretion).
In the event of a LTIP Change in Control, the Board of Directors (as constituted prior to the LTIP Change in Control) may in its discretion, but will not be required to, make such adjustments to outstanding awards under the 2013 LTIP or 2022 LTIP as it deems appropriate, including without limitation, (i) accelerating the vesting or exercisability of some or all outstanding awards, and/or to the extent legally permissible, causing any applicable restriction or performance period to lapse in full or part; (ii) causing any applicable performance measures to be deemed satisfied at the target, maximum or any other level determined by the Board of Directors (as constituted prior to the LTIP Change in Control); (iii) requiring that the shares of stock into which Common Shares are converted pursuant to the LTIP Change in Control be substituted for some or all of the Common Shares subject to outstanding awards, with an appropriate adjustment as determined by the LTICC (or, with respect to awards granted under the 2022 LTIP, the Board of Directors as constituted prior to the LTIP Change In Control); and/or (iv) requiring outstanding awards, in whole or part, to be surrendered to UScellular in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of UScellular in connection with the LTIP Change in Control, or the parent thereof, or a combination of cash and shares. Notwithstanding the above, if the awards are not continued or assumed by the surviving or acquiring company in the LTIP Change in Control (including by reason of the surviving or acquiring company not being publicly traded), then a pro-rata portion of the award (based on the proportion of the vesting or performance period that has passed at the time of the LTIP Change in Control) will become vested or exercisable. Also, if the award is continued or assumed but the award holder's employment is terminated within two years of the LTIP Change in Control by the Company without cause or by the award holder for good reason, then the award holder's outstanding awards will vest or become exercisable in their entirety.
On August 4, 2023, TDS and UScellular announced that the Board of Directors of both companies decided to initiate a process to explore a range of strategic alternatives for UScellular. In connection with such announcement and in order to preserve employees outstanding awards in a range of strategic scenarios and incentivize employee retention, on December 4, 2023, the Long-Term Incentive Compensation Committee and the Board of Directors of UScellular approved an amendment to outstanding awards under the UScellular 2022 Long-term Incentive Plan and the UScellular 2013 Long-term Incentive Plan, as amended, to amend the definition of Change in Control as described above and to provide, among other things, for full acceleration of outstanding awards that are not continued, substituted or assumed in connection with certain strategic scenarios involving the consummation of a sale or other disposition of assets of UScellular, whether by reorganization, merger, sale, transfer or otherwise, or series of related sales or dispositions that (i) comprises less than all or substantially all of the assets of UScellular but significantly alters the scope or nature of UScellular’s remaining business, taken as a whole, and (ii) with respect to any employee, (x) results in the sale or other disposition of the portion of UScellular’s business to which such employee devotes more than 50% of such employee’s working time as of immediately prior to the transaction and (y) otherwise materially directly and adversely impacts such employee’s duties (a “Qualifying Transaction”) and upon a termination of employment without cause or resignation by the employee for good reason within two years following a Qualifying Transaction. The provisions of the amendment addressing the treatment of awards upon an LTIP Change in Control do not apply to Laurent C. Therivel’s Accomplishment Award, as defined above, and the provisions of the amendment addressing the treatment of awards upon a Qualifying Transaction will apply to one-third (1/3) of his Accomplishment Award.
Therivel Letter Agreement
Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause or upon the occurrence of a change in control, then, subject to his execution and non-revocation of a Release in the case of the involuntary termination without cause. UScellular at that time will pay him any remaining cash retention awards due to him (otherwise scheduled to be paid on December 1, 2023 ($885,000) and December 1, 2024 ($295,000)), with such amounts to be paid in a lump sum within thirty days following such termination or change in control. In addition, in the event Mr. Therivel's employment terminates involuntarily without cause prior to April 1, 2027, and subject to his execution and non-revocation of a Release, UScellular will pay him a lump sum severance amount equal to his then current annual base salary.
In May 2023, the Therivel Letter Agreement was amended to provide that in the event Mr. Therivel's employment is involuntarily terminated without cause, and subject to his execution and non-revocation of a Release, Mr. Therivel also will be entitled to pro-rata vesting of his outstanding equity awards, other than his Accomplishment Award, with any performance measures deemed satisfied at target.

Table of Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination of a NEO, or a change in control or a change in the NEO's responsibilities. Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the NEO would be enhanced or accelerated by the termination event or change in control.
The following table provides quantitative disclosure, assuming that the triggering event took place on December 29, 2023, the last business day of 2023 and, if applicable, that the price per share of the UScellular Common Shares was $41.54, the closing market price as of December 29, 2023.
Additional payments may become due under the 2013 LTIP and 2022 LTIP as a result of the acceleration of the vesting of stock options, performance share units, restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified disability, (ii) or qualifying transaction, (iii) death, (iv) a change in control, and (v) a qualified retirement.

2023 Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Options	Early Vesting of Stock Awards	Other	Total
Laurent C. Therivel
Unvested Restricted Stock Unit Awards and Bonus Match Units for 323,930 Common Shares (1)		$13,456,052		$13,456,052
Unvested Performance Shares for 270,727 Common Shares (1)(2)		$11,246,000		$11,246,000
Unvested Accomplishment Award for 48,340 Common Shares (1)		$2,008,057		$2,008,057
Payment of Cash Retention Awards (3)			$295,000	$295,000
One-Year of Current Salary as Severance (3)			$868,500	$868,500
Aggregate Totals	—	$26,710,109	$1,163,500	$27,873,609
Douglas W. Chambers
Unvested Restricted Stock Unit Awards for 73,329 Common Shares		$3,046,087		$3,046,087
Unvested Performance Shares for 79,895 Common Shares (2)		$3,318,838		$3,318,838
Aggregate Totals	—	$6,364,925	—	$6,364,925
Michael S. Irizarry
Unvested Restricted Stock Unit Awards for 93,711 Common Shares		$3,892,755		$3,892,755
Unvested Performance Shares for 102,022 Common Shares (2)		$4,237,994		$4,237,994
Aggregate Totals	—	$8,130,749	—	$8,130,749
Kevin R. Lowell
Unvested Restricted Stock Unit Awards for 48,689 Common Shares		$2,022,541		$2,022,541
Unvested Performance Shares for 54,268 Common Shares (2)		$2,254,293		$2,254,293
Aggregate Totals	—	$4,276,834	—	$4,276,834
The amounts listed in the table above represent the maximum potential value of accelerated restricted stock units, performance share units and any bonus match units assuming that a triggering event took place on December 31, 2023 and that the price per share of the registrant's securities was $41.54, the closing market price of UScellular Common Shares as of December 29, 2023, the last business day of 2023.

Footnotes:
(1)Pursuant to the Therivel Letter Agreement, in the event of a change in control of UScellular prior to April 1, 2027, the Chairman shall recommend that one-third of the Accomplishment Award vest and all of his other outstanding equity awards vest in full. In addition, the Therivel Letter Agreement provides that, in the event Mr. Therivel's employment is involuntarily terminated by UScellular without cause, he will receive pro-rated vesting of his outstanding equity awards, other than his Accomplishment Award. Assuming such an event took place on December 29, 2023, the last business day of 2023 and, if applicable, that the price per share of the UScellular Common Shares was $41.54, the closing market price as of December 29, 2023, Mr. Therivel's pro-rated payout value would have been $11,817,548.
(2)Represents the maximum number of unvested performance share units that would become vested based upon the greater of (i) actual achievement through December 31, 2023 and (ii) an achievement level resulting in a payout equal to the target. The above table reflects 2023 performance share units at the actual achievement since actual achievement exceeded target through December 31, 2023 and reflects the 2022 and 2021 performance share units at the target amounts since target exceeded actual achievement through December 31, 2023.
(3)Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause or upon the occurrence of a change in control, UScellular at that time shall pay him any remaining cash retention awards due to him (otherwise scheduled to be paid on December 1, 2024 ($295,000)). Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment terminates involuntarily without cause prior to April 1, 2027, UScellular shall pay him a severance amount equal to his then current annual base salary.

CEO Pay Ratio
UScellular compared our President and CEO's annual total compensation in fiscal year 2023 to that of all other UScellular employees for the same period.
Our calculation includes all active employees as of December 31, 2023.
We determined the compensation of our median employee (the "Median Employee") by: calculating the annual salary/wages for each of our active employees as of December 31, 2023; ranking the annual salaries/wages of all employees, except for the President and CEO, from lowest to highest; and then identifying the median employee.
The annualized total compensation for fiscal year 2023 for our President and CEO was $10,860,139 and for the Median Employee was $77,252. The resulting ratio of our President and CEO’s pay to the pay of our Median Employee for fiscal year 2023 is 140.6 to 1.
2023 Pay Versus Performance Table

Year (1)	Summary Compensation Table Total for Therivel (2)	Compensation Actually Paid to Therivel (3)	Summary Compensation Table Total for Meyers (2)	Compensation Actually Paid to Meyers (3)	Average Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3)	Value of Initial Fixed $100 Investment Based On: (4)		Net Income	ROC (6)
							Total Shareholder Return	Peer Group Total Shareholder Return (5)
	($)	($)	($)	($)	($)	($)	($)	($)	($)	(%)
2023	$10,860,139	$20,292,980	N/A	N/A	$3,430,601	$5,828,296	$115.00	$84.00	$57,916,965	2.1%
2022	$6,908,886	$(2,341,165)	N/A	N/A	$2,521,829	$845,152	$58.00	$81.00	$34,766,807	1.5%
2021	$6,438,260	$10,105,410	N/A	N/A	$2,461,077	$2,394,782	$87.00	$86.00	$159,773,095	4.3%
2020	$9,234,730	$4,710,075	$8,663,596	$6,204,143	$2,416,338	$2,001,881	$85.00	$94.00	$233,135,149	5.1%

(1)The Principal Executive Officer ("PEO") and NEOs for the applicable years were as follows:
2023: Laurent C. Therivel served as the Company's PEO for the entirety of 2023 and the company's other NEOs were: Douglas W. Chambers, Michael S. Irizarry, and Kevin R. Lowell.
2022 and 2021: Laurent C. Therivel served as the Company's PEO for the entirety of 2022 and 2021 and the company's other NEOs were: Douglas W. Chambers, Michael S. Irizarry, and Deirdre C. Drake.
2020: Laurent C. Therivel assumed the role of PEO on July 1, 2020 and Kenneth R. Meyers, served as the PEO during 2020 through June 30, 2020. The Company's other NEOs for 2020 were: Douglas W. Chambers, Jay M. Ellison, Michael S. Irizarry, and Deirdre C. Drake.
(2)Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Messrs. Therivel and Meyers, and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our other NEOs reported for the applicable year other than the PEO for such years.
(3)To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Messrs. Therivel and Meyers and for the average of the other NEOs is set forth following the footnotes to this table.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)The TSR Peer Group consists of the component companies of the Dow Jones U.S. Telecommunications Index.
(6)The LTICC uses Return on Capital as our Company selected metric, which is calculated as earnings before interest, adjusted for income tax impacts, divided by the sum of total debt, right of use lease liabilities, and total equity. This metric is the sole metric used to measure performance under the PSU awards.

Compensation Actually Paid Adjustments (a)

Year	Summary Compensation Table Total	(Minus) Grant Date Fair Value of Awards Granted in Fiscal Year	Plus Fiscal Year-End Fair Value of Outstanding and Unvested Awards Granted in Fiscal Year	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Awards Granted in Prior Fiscal Year	Plus Vesting Date Fair Value of Awards Granted and Vested During Fiscal Year	Plus/(Minus) Change in Fair Value of Awards Granted in Prior Fiscal Years that Vested During Fiscal Year	Equals Compensation Actually Paid
Laurent C. Therivel
2023	$10,860,139	$(8,028,781)	$14,666,237	$2,737,303	$28,330	$29,752	$20,292,980
Other NEO's (Average)
2023	$3,430,601	$(2,366,495)	$4,386,915	$326,138	—	$51,137	$5,828,296
(a)The assumptions used to calculate compensation actually paid are consistent with the methodology used for financial reporting purposes.

The following graphs illustrate the relationship between pay and performance, as calculated per the SEC disclosure rules.

Compensation Actually Paid versus Total Shareholder Return
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
$(5,000,000)
$140
$120
$100
$80
$60
$40
$20
$0
2020
2021
2022
2023
Compensation Actually Paid to PEO (Therivel)
Compensation Actually Paid to PEO (Meyers)
Compensation Average Actually Paid to Non-PEO Named Executive Officers
Peer Group Total Shareholder Return
Total Shareholder Return

Compensation Actually Paid versus Return on Capital
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
$(5,000,000)
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
2020
2021
2022
2023
Compensation Actually Paid to PEO (Therivel)
Compensation Actually Paid to PEO (Meyers)
Compensation Average Actually Paid to Non-PEO Named Executive Officers
ROC

The following is a list of financial performance measures, which in the Company's assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2023. Please see the Compensation Discussion & Analysis for further information regarding these measures and how they were used in the 2023 executive compensation program, including the UScellular Annual Incentive Plan and the 2023 performance share units.
•Return on Capital
•Consolidated Total Service Revenues
•Consolidated Operating Cash Flow
•Consolidated Capital Expenditures

Long-Term Incentive Compensation Committee
The principal functions of the LTICC are to discharge the Board of Directors' responsibilities relating to the long-term equity-based compensation of the executive officers and other key employees of UScellular; to perform all functions designated to be performed by a committee of the Board of Directors under UScellular's LTIP; to review and recommend to the Board of Directors the LTIPs for employees of UScellular (including changes thereto); and to report on long-term equity-based compensation in UScellular's annual proxy statement or otherwise to the extent required under any applicable rules and regulations. The charter for the LTICC provides that the committee will interpret and administer UScellular's LTIP, including selecting employees who will be granted awards, establishing performance measures and restriction periods, and determining the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with an award, the exercise price of an option award, the time and conditions of exercise or settlement of an award and all other terms and conditions of an award.
Under its charter, the LTICC may delegate some or all of its responsibilities and duties with respect to UScellular's LTIP to the Chair of UScellular or any executive officer of UScellular as the committee deems appropriate, to the extent permitted by law, applicable listing standards and the applicable LTIP, but not regarding any award to officers of UScellular who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The LTICC has not delegated any authority with respect to the officers identified in the Summary Compensation Table or any other executive officers identified in this 2023 Proxy Statement. The LTICC has delegated authority to the Chair and the President and CEO of UScellular only with respect to persons who are not executive officers.
The Chair, the President and CEO and/or the LTICC may rely on the services of UScellular's compensation and employee benefits consultant, Willis Towers Watson.
Compensation Consultant
Willis Towers Watson is UScellular's compensation consultant and is engaged by UScellular management. Although Willis Towers Watson is engaged by UScellular management, it also assists the LTICC with respect to long-term equity-based compensation, and the Chair, who in effect functions as the compensation committee for executive compensation other than long-term equity-based compensation.

Willis Towers Watson provides external market compensation data to UScellular from its executive compensation survey database and, as requested, provides recommendations on the type and amount of compensation to be granted to officers and other award recipients. Willis Towers Watson generally does not provide other services to UScellular, except as may be requested from time to time with respect to specific matters. Willis Towers Watson did not provide any meaningful amount of other services to UScellular in 2023.
Willis Towers Watson also provides compensation consulting and other services to UScellular's parent company, TDS, which are described in the TDS proxy statement.
Compensation Consultant Conflicts of Interest
As required by SEC and NYSE rules, the Chair and LTICC of UScellular considered if the work of Willis Towers Watson raised any conflict of interest. Based on their review, it was determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.
As indicated under "Compensation Consultant," UScellular management retained Willis Towers Watson to advise on compensation matters. Neither the UScellular LTICC nor the Chair retained any compensation consultant but the LTICC and Chair did receive advice from Willis Towers Watson.
Willis Towers Watson does not provide any advice as to director compensation.

Risks from Compensation Policies and Practices
Based on its assessment in 2023, UScellular does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company or that any portion of its compensation policies and practices encourage excessive risk taking. UScellular's compensation policies and practices have been developed over time with the assistance of Willis Towers Watson.
UScellular believes that its compensation programs do not encourage excessive risk taking for the following reasons:
•Our programs contain a mix of short and long-term compensation.
•A portion of compensation is fixed salary, discouraging any risk taking.
•Bonuses are not derived from a single performance measure which discourages risk taking. Individual and company performance components are utilized.
•Half of target long-term incentive compensation is awarded in restricted stock units which have value, unlike stock options which might be unexercisable due to stock price.
•Half of target long-term incentive compensation is awarded in performance share units linked to achievement of metrics reported to the LTICC.
•We historically granted stock options with a ten-year exercise period, which discourages short-term risk taking.
UScellular believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.
In general, UScellular believes that its risks are similar to those at other publicly traded companies. As a wireless company, it also faces risks similar to other companies in the industry.
Another factor anticipated to discourage excessive risk taking is that, depending on the facts and circumstances, UScellular may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Compensation of Directors
The following table shows, as to directors who are not executive officers of UScellular or TDS, certain information regarding director compensation paid for the fiscal year ended December 31, 2023.
2023 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards	Total
(a)	(b)	(c)
Walter C. D. Carlson	$101,986	$120,850	$222,836
Deirdre C. Drake (d)	$101,986	$37,004	$138,990
Harry J. Harczak, Jr.	$212,986	$120,850	$333,836
Esteban C. Iriarte	$190,986	$99,731	$290,717
Gregory P. Josefowicz	$222,986	$120,850	$343,836
Cecelia D. Stewart	$215,986	$120,850	$336,836
Xavier D. Williams (e)	$201,986	$37,004	$238,990

(a)Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table, except for directors who do not receive any compensation directly from UScellular as discussed in the next paragraph. Accordingly, the above includes only non-employee directors. Directors who are employees of TDS or its subsidiaries do not receive directors' fees.
In 2023, James W. Butman, LeRoy T. Carlson, Jr., and Vicki L. Villacrez did not receive any compensation directly from UScellular and instead were compensated by TDS and/or one of its subsidiaries in connection with their services as an officer of TDS. A portion of LeRoy T. Carlson, Jr.'s and Vicki L. Villacrez' compensation expense incurred by TDS for 2023 was allocated to UScellular by TDS, along with other expenses of TDS. The allocation by TDS to UScellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such persons, or of any other allocated expense in this allocation of cost to UScellular. The allocation of cost was recorded as a single expense by UScellular. UScellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the allocation of cost to other accounts such as compensation expense. Accordingly, the compensation expenses incurred by TDS with respect to such persons were not reported in the above table. However, for purposes of disclosure, approximately 66% of the compensation expense incurred by TDS in 2023 with respect to such two persons was included by TDS in the total allocation of cost to UScellular for 2023. No portion of the compensation expense for James W. Butman was allocated to UScellular for 2023. Information with respect to TDS compensation for James W. Butman, LeRoy T. Carlson, Jr. and Vicki L. Villacrez is included in TDS' 2024 proxy statement since each is a NEO of TDS.
(b)Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2023, including annual retainer fees, committee and/or chairperson fees, and meeting fees.
(c)The amounts in this column represent the aggregate grant date fair value of the annual stock awards in 2023. Pursuant to the terms of the director compensation plan in effect at that time, each non-employee director who was on the board for a full-year received an annual stock award in the form of fully vested UScellular Common Shares having a value of $100,000 rounded up to the closest whole share on March 1, 2023. Based on the closing price of $23.31 of a UScellular Common Share on March 1, 2023, a total of 4,291 shares were issued to each non-employee director who was on the board for the full year. Directors who served less than a full year had their compensation pro-rated based on the number of days that they served on the board. On May 16, 2023, UScellular shareholders approved a new compensation plan for non-employee directors which increased the annual stock award to $120,000. An additional 1,372 UScellular Common Shares were issued to each non-employee director based on the closing price of $15.18 on May 15, 2023, the day before the UScellular Annual Meeting to compensate the non-employee directors for their service for the period of March 1 through May 15, 2023 under the previous director compensation plan.
(d)Ms. Drake retired from UScellular and became a non-employee director effective January 1, 2023. On April 6, 2023, Ms. Drake had 21,685 PSUs and 20,118 RSUs vest resulting in $928,027 in compensation.
(e)Mr. Williams joined the Board of Directors effective January 1, 2023.

Narrative Disclosure to Director Compensation Table
Each director who is not an employee of UScellular, TDS, TDS Telecom or any other subsidiary of TDS ("non-employee director") is entitled to receive the following compensation. At the 2023 Annual Meeting, UScellular shareholders approved a new compensation plan for non-employee directors that raised the annual cash retainer from $80,000 to $90,000 and the annual equity award from $100,000 to $120,000.

Compensation Element	Compensation
Annual Cash Retainer	$90,000
Annual Equity Retainer, rounded up to the closest whole share	$120,000, paid in the form of UScellular Common Shares based on closing stock price of UScellular Common Shares on the date of the Annual Meeting
Board and Committee Meeting Fees - Audit, LTICC	$1,750 per meeting
Annual Committee Retainer Fees	$22,000, Chair of Audit Committee $11,000, Audit Committee $14,000, Chair of LTICC $7,000, LTICC
Under the Non-Employee Directors' Plan, annual retainers are paid quarterly in cash along with any board or committee meetings fees for meetings that occurred in the same quarter. In August 2023, the Board of Directors approved additional compensation for the independent directors in connection with the review of strategic alternatives described elsewhere in this proxy statement. For 2023, this compensation amounted to $15,000 per month from August through December.
Directors have the authority without further shareholder approval to amend the Non-Employee Directors' Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares, provided that the total number of Common Shares issued under the plan may not exceed the number previously approved by shareholders.
Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to UScellular's travel and expense reimbursement policy.
None of the non-employee directors had unvested stock awards or stock option awards outstanding at December 31, 2023.

Compensation Committee Interlocks and Insider Participation

LeRoy T. Carlson, Jr. is a member of the Board of Directors of TDS and UScellular. He is also the Chair of UScellular and, as such, functions as the compensation committee of UScellular with respect to compensation other than long-term equity-based compensation. He is compensated by TDS for his services to TDS and all of its subsidiaries. However, as discussed above, a portion of Mr. Carlson's compensation paid by TDS is allocated to UScellular as part of the allocation of cost under the Intercompany Agreement described below. The President and CEO of UScellular also participates in executive compensation decisions for UScellular, other than with respect to the compensation of the President and CEO of UScellular.
Long-term equity-based compensation for executive officers is approved by our LTICC, which currently consists of Gregory P. Josefowicz (Chairperson), Esteban C. Iriarte, and Cecelia D. Stewart. Our LTICC is comprised of members of our Board of Directors who are independent, as discussed above. None of such persons was, during 2023, an officer or employee of UScellular or its affiliates, was formerly an officer of UScellular or its affiliates or had any relationship requiring disclosure by UScellular under any paragraph of Item 404 of SEC Regulation S-K.
LeRoy T. Carlson, Jr. and Walter C. D. Carlson, directors of UScellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls UScellular. See "Security Ownership of Certain Beneficial Owners and Management" below.
Walter C. D. Carlson is a director and non-executive Chair of the Board of TDS and a director of UScellular.
In addition, the following persons had the following relationships at TDS and UScellular during all or part of 2023:
Laurent C. Therivel is a former director of TDS, a director and President and Chief Executive Officer of UScellular and is compensated by UScellular. Douglas W. Chambers is a director and Executive Vice President, Chief Financial Officer and Treasurer of UScellular and is compensated by UScellular. Michael S. Irizarry is a director and Executive Vice President, Chief Technology Officer and Head of Engineering and Information Technology of UScellular and is compensated by UScellular. Deirdre C. Drake is a director and was the Executive Vice President and Chief People Officer and Head of Communications of UScellular but upon her retirement on January 2, 2023, is no longer compensated by UScellular, except for board compensation.

James W. Butman, LeRoy T. Carlson, Jr. and Vicki L. Villacrez are UScellular directors and did not receive any compensation directly from UScellular in their capacities as directors and/or executive officers of UScellular in 2023. Such persons were compensated by TDS and or one of its subsidiaries in connection with their services as officers of TDS. A portion of compensation expense incurred by TDS for Mr. Carlson and Ms. Villacrez was allocated to UScellular by TDS, along with other expenses of TDS. This allocation by TDS to UScellular was done in the form of a single allocation of cost pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." There was no identification or quantification of the compensation of such two persons, or of any other allocated expense in this allocation of cost to UScellular. The allocation of cost was recorded as a single expense by UScellular. UScellular did not obtain details of the components that make up this allocation of cost and did not separate any part of the cost allocation to other accounts such as compensation expense. However, for purposes of disclosure, approximately 66% of the compensation expense incurred by TDS was included in the total allocation of cost to UScellular for 2023. No portion of the compensation expense for James W. Butman was allocated to UScellular for 2023. Information with respect to TDS compensation for James W. Butman, LeRoy T. Carlson, Jr. and Vicki L. Villacrez is included in TDS' proxy statement related to its 2024 annual meeting.

Other Relationships and Related Transactions
UScellular has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of UScellular's outstanding capital stock and were not the result of arm's length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between UScellular and TDS and the amounts paid by UScellular to TDS in 2023 are summarized below.
Exchange Agreement
UScellular and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988.
Common Share Purchase Rights; Potential Dilution. The Exchange Agreement granted TDS the right to purchase additional Common Shares of UScellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS' proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to UScellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.
If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our Board of Directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our Restated Certificate of Incorporation, as amended.
Funding of License Costs. Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the Exchange Agreement, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through 2023, TDS has funded approximately $67 million in license costs. TDS is obligated under the Exchange Agreement to make additional capital contributions to us under certain circumstances. Currently, TDS has no obligations with respect to additional capital contributions.
RSA Rights. Under the Exchange Agreement: (a) TDS retained all of its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.
Right of Negotiation. If TDS desires to sell certain of its RSA interests, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.
Corporate Opportunity Arrangements. Our Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 UScellular Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

Our Restated Certificate of Incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be deemed to be a "corporate opportunity" of UScellular. In general, so long as at least 500,000 UScellular Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our Restated Certificate of Incorporation, as amended, allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States. The foregoing provisions are also included in the Exchange Agreement.
Tax Allocation Agreement
UScellular has entered into a Tax Allocation Agreement with TDS under which UScellular has agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including UScellular and its subsidiaries. UScellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of UScellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of UScellular, such deficiency or refund will be payable by or to us. Under the Tax Allocation Agreement, UScellular made net payments of $1 million to TDS for federal income taxes in 2023.
If UScellular ceases to be a member of the TDS affiliated group, and for a subsequent year UScellular and its subsidiaries are required to pay a greater amount of Federal income tax than it would have paid if it had not been members of the TDS affiliated group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after UScellular leaves the TDS affiliated group will be disregarded. No reimbursement will be required if fewer than 500,000 UScellular Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of UScellular if (i) more than 50% of the value of the assets of such subsidiary, or (ii) more than 50% of the voting power in the election of directors of such subsidiary, is held by a person or group other than a person or group owning more than 50% of the voting power in the election of directors of TDS.
Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and UScellular and their subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Under such rules, UScellular made net payments of $2 million to TDS for such taxes in 2023.
Cash Management Agreement
We deposit our excess cash with TDS for investment under TDS' cash management program pursuant to the terms of a cash management and investment services agreement. Such deposits are available to us on demand and earn daily investment earnings based on our invested balance. Funds are invested in investments with the objective to preserve capital, provide adequate liquidity and earn a competitive rate of return.
Intercompany Agreement
In order to provide for certain transactions and relationships between the parties, UScellular and TDS have entered into an Intercompany Agreement, providing among other things, as follows:
Services, Equipment and Materials. UScellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Additionally, we purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS subsidiaries. Payments by us to TDS, and TDS affiliates, for such services, and such materials and equipment, totaled $74 million in 2023.
Accountants and Legal Counsel. We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of UScellular and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

Indemnification. We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS' gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.
Disposal of Company Securities. TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.
Transfer of Assets. Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.
Registration Rights Agreement; Other Sales of Common Shares
Under a Registration Rights Agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by UScellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the Registration Rights Agreement.
There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include our securities owned by TDS in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.
We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities owned by TDS in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.
Insurance Cost Sharing Agreement
Pursuant to an Insurance Cost Sharing Agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the Insurance Cost Sharing Agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by UScellular to TDS under the Insurance Cost Sharing Agreement totaled $13 million in 2023.
Employee Benefit Plans Agreement
Under an Employee Benefit Plans Agreement, our employees participate in certain TDS-sponsored employee benefit plans. We reimburse TDS for the costs associated with such participation. Payments made by UScellular to TDS under the Employee Benefit Plans Agreement were less than $1 million in 2023.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities and Exchange Act of 1934 requires executive officers and directors to file reports of their ownership of the Company and changes in such ownership on Forms 3, 4 and 5 with the SEC. Due to an administrative error, Deirdre C. Drake reported the vesting of 21,685 PSUs, the vesting of 20,118 RSUs and the return of 12,808 Common Shares to the Company to pay for her taxes related to such awards on December 7, 2023, which was 166 business days after the reporting due date.

Certain Relationships and Related Transactions
In addition to the foregoing, UScellular may from time to time enter into certain arrangements and transactions with subsidiaries of TDS, including TDS Telecom and subsidiaries included in TDS' Non-Reportable Segment, including Hosted and Managed Services ("HMS") and Suttle-Straus, Inc. ("Suttle-Straus"), which provides printing and distribution services.
Sidley Austin LLP performs legal services for UScellular, TDS and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the voting trust that controls TDS, which controls UScellular, is the non-executive Chair of the Board and member of the Board of Directors of TDS and a director of UScellular and is Senior Counsel at Sidley Austin LLP and John P. Kelsh, the General Counsel and Assistant Secretary of TDS and certain subsidiaries of TDS, is a partner at Sidley Austin LLP and also served as General Counsel and Assistant Secretary of UScellular until August 2023. Walter C. D. Carlson does not provide legal services to UScellular, TDS or their subsidiaries. UScellular and its subsidiaries incurred legal costs from Sidley Austin LLP of $7 million, $5 million, and $7 million, in 2023, 2022, and 2021, respectively.
During 2023, Anthony Carlson, son of LeRoy T. Carlson, Jr., was employed as a Senior Director Growth Marketing Strategy and Execution at UScellular with an annual base salary of $210,550 and customary benefits. On April 3, 2023, Anthony Carlson was awarded a grant of 2,032 Performance Share Units based on achievement of certain company performance measures. The LTICC certified the performance attainment for the 2023 PSU Plan at 119% and Mr. Carlson is now entitled to 119% of his target opportunity or 2,419 Common shares which are now time-based and will vest on April 3, 2026. In addition, Mr. Carlson was awarded a grant of 3,048 Restricted Stock Units that will vest 1/3 on each of the first, second and third annual anniversaries of the grant date. He also received a 2023 bonus in the amount of $61,375.
The Audit Committee of the Board of Directors is generally responsible for the review and evaluation of all related person transactions, as such term is defined by the rules of the SEC, except to the extent that the Board of Directors authorizes another committee to review specific related person transactions.
Other than as described above, UScellular has no policies or procedures relating to approval of transactions required to be reported under Item 404(b) of Regulation S-K and UScellular does not maintain any written document evidencing such policies in that regard.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2023 regarding UScellular Common Shares that may be issued under equity compensation plans currently maintained by UScellular.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	4,270,203	$44.34	9,999,076
Equity compensation plans not approved by security holders	—	—	—
TOTAL	4,270,203	$44.34	9,999,076

(a) Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units, unvested performance share units, and vested and unvested deferred compensation stock units. Performance share awards are included at the final approved performance attainments for those performance metrics whose performance periods concluded on December 31, 2023, and at target for those performance metrics whose performance periods are still in progress.
(b) Only options were used in computing the weighted-average exercise price.
Footnotes:
(1)This includes the following plans that have been approved by UScellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
Non-Employee Director Compensation Plan	—	500,000	500,000
2013 LTIP	2,283,809	4,486,801	6,770,610
2022 LTIP	1,986,394	5,012,275	6,998,669
TOTAL	4,270,203	9,999,076	14,269,279
The above is based on information as of December 31, 2023 and does not reflect any changes or additions after that date.
See Note 17—Stock-Based Compensation, in the notes to the consolidated financial statements in UScellular's Annual Report on Form 10-K for the year ended December 31, 2023, for additional information related to equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
UScellular
On March 1, 2024, there were outstanding 52,282,033 Common Shares, par value $1.00 per share (excluding 2,785,968 Common Shares held by UScellular and a subsidiary of UScellular), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 85,287,910 shares of common stock. As of March 1, 2024, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 and the total voting power of all outstanding shares of capital stock was 382,340,803 votes.
Security Ownership of UScellular by Certain Beneficial Owners
The following table sets forth, as of March 1, 2024, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder's Name and Address	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares	37,782,826	72.3%	44.3%	9.9%
	Series A Common Shares(3)	33,005,877	100.0%	38.7%	86.3%
	Total	70,788,703	N/A	83.0%	96.2%

(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified.
(2)Represents voting power in matters other than the election of directors.
(3)The Series A Common Shares are convertible on a share-for-share basis into Common Shares. The above numbers of shares and percentages do not assume conversion because TDS has advised UScellular that it has no present intention of converting its Series A Common Shares.
Security Ownership of UScellular by Directors and Management
The table includes the number of shares which Directors or NEOs have the right to acquire or that become vested within 60 days of March 1, 2024, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.
The ownership is as of March 1, 2024 or the latest practicable date.

Name of Individual or Number of Persons in Group	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
James W. Butman	Common Shares	—	—	—	—
LeRoy T. Carlson, Jr.	Common Shares	—	—	—	—
Walter C. D. Carlson	Common Shares	40,646	*	*	*
Douglas W. Chambers (4)(5)	Common Shares	66,218	*	*	*
Deirdre C. Drake	Common Shares	10,402	*	*	*
Harry J. Harczak, Jr.	Common Shares	23,438	*	*	*
Esteban C. Iriarte	Common Shares	4,757	*	*	*
Michael S. Irizarry (3)(4)(5)	Common Shares	94,951	*	*	*
Gregory P. Josefowicz	Common Shares	24,644	*	*	*
Kevin R. Lowell (4)(5)	Common Shares	45,299	*	*	*
Cecelia D. Stewart	Common Shares	28,693	*	*	*
Laurent C. Therivel (4)(5)(6)	Common Shares	182,084	*	*	*
Vicki L. Villacrez	Common Shares	—	—	—	—
Xavier D. Williams	Common Shares	2,066	*	*	*
All directors and executive officers as a group (14 persons)(7)	Common Shares	523,198	1.0%	*	*

* Less than 1%
(1)The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified. Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)Includes 18,683 Common Shares that may be acquired pursuant to stock options which are currently vested.
(4)Includes the following number of Restricted Stock Units that are vesting within 60 days after March 1, 2024: Laurent C. Therivel, 99,331 Common Shares; Douglas W. Chambers, 27,896 Common Shares; Michael S. Irizarry, 37,138 Common Shares; and Kevin R. Lowell, 18,475 Common Shares.
(5)Includes the following number of Performance Share Units that are vesting within 60 days after March 1, 2024: Laurent C. Therivel, 55,027 Common Shares; Douglas W. Chambers, 14,737 Common Shares; Michael S. Irizarry, 20,305 Common Shares; and Kevin R. Lowell, 7,821 Common Shares.
(6)Includes 23,993 Common Shares underlying vested deferred compensation stock units that are subject to vesting within 60 days after March 1, 2024.
(7)Includes 18,683 Common Shares that may be acquired pursuant to stock options, 182,840 Restricted Stock Units, 97,890 Performance Share Units and 23,993 Common Shares underlying vested deferred compensation stock units that are subject to vesting within 60 days after March 1, 2024 by all directors, and executive officers as a group.

TDS
Several of our officers and directors also indirectly hold ownership interests in UScellular by virtue of their ownership of the capital stock of TDS.
Description of TDS Securities
On March 1, 2024, TDS had outstanding and entitled to vote 105,473,733 Common Shares, par value $.01 per share ("TDS Common Shares") (excluding 20,207,147 TDS Common Shares held by TDS), and 7,517,578 Series A Common Shares, par value $.01 per share ("TDS Series A Common Shares") (collectively representing a total of 112,991,311 shares of common stock).
In matters other than the election of directors, each of the TDS Series A Common Shares is entitled to ten votes and each of the TDS Common Shares is entitled to a vote per share that floats. The total voting power of the TDS Series A Common Shares was 75,175,780 votes at March 1, 2024 with respect to matters other than the election of directors. The total voting power of the TDS Common Shares was 57,372,543 votes at March 1, 2024 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 132,548,323 votes at March 1, 2024 with respect to matters other than the election of directors.
Beneficial Ownership of TDS by Directors and Executive Officers of UScellular
The following table sets forth as of March 1, 2024, or the latest practicable date, the number of TDS Common Shares and TDS Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director of UScellular, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of UScellular as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group. For purposes of the following tables, includes the number of shares which directors or executive officers have the right to acquire or that become vested within 60 days of March 1, 2024, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under the Non-Employee Directors' Plan.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Trustees of TDS Voting Trust: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	TDS Common Shares	6,285,030	6.0%	5.6%	2.6%
	TDS Series A Common Shares	7,191,074	95.7%	6.4%	54.3%
James W. Butman (6)	TDS Common Shares	472,645	*	*	*
LeRoy T. Carlson, Jr.(4)(5)(6)	TDS Common Shares	1,379,629	1.3%	1.2%	*
	TDS Series A Common Shares	24,269	*	*	*
Walter C. D. Carlson(4)(5)	TDS Common Shares	91,703	*	*	*
	TDS Series A Common Shares	1,476	*	*	*
Douglas W. Chambers (6)	TDS Common Shares	53,474	*	*	*
Deirdre C. Drake	TDS Common Shares	—	—	—	—
Harry J. Harczak, Jr.	TDS Common Shares	—	—	—	—
Esteban C. Iriarte	TDS Common Shares	—	—	—	—
Michael S. Irizarry	TDS Common Shares	—	—	—	—
Gregory P. Josefowicz	TDS Common Shares	—	—	—	—
Kevin R. Lowell	TDS Common Shares	—	—	—	—
Cecelia D. Stewart	TDS Common Shares	—	—	—	—
Laurent C. Therivel	TDS Common Shares	—	—	—	—
Vicki L. Villacrez (6)	TDS Common Shares	89,504	*	*	*
Xavier D. Williams	TDS Common Shares	—	—	—	—
All directors and executive officers as a group (15 persons)(6)	TDS Common Shares	8,371,985	7.9%	7.3%	3.4%
	TDS Series A Common Shares	7,216,819	96.0%	6.4%	54.4%
* Less than 1%

(1)The nature of beneficial ownership is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires on June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o LeRoy T. Carlson, Jr., Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the TDS Common Shares and TDS Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the TDS Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its TDS Series A Common Shares.
(4)Does not include TDS Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,763,452), Walter C. D. (2,013,205), Letitia G. Carlson, M.D. (1,847,552), Prudence E. Carlson (1,584,888).
Includes TDS Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (396,222).
(5)Does not include TDS Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,923,308), Walter C. D. Carlson (2,356,866), Letitia G. Carlson, M.D. (2,018,595), Prudence E. Carlson (1,895,399).
Includes TDS Series A Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (24,269), Prudence E. Carlson (100,000).
(6)Includes the following number of TDS Common Shares that may be acquired pursuant to stock options and/or restricted stock units which are currently vested or will vest within 60 days after March 1, 2024: James W. Butman (246,879) shares, LeRoy T. Carlson, Jr., (683,644) shares; Douglas W. Chambers, (46,071) shares, Vicki L. Villacrez, (66,162) shares; and all directors and executive officers as a group, (1,042,756) shares. Includes the following number of TDS Common Shares underlying vested deferred compensation stock units: LeRoy T. Carlson, Jr., (52,191) shares; and all directors and executive officers as a group, (52,191) shares.
Security Ownership of TDS by Certain Beneficial Owners
In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of March 1, 2024, or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2023 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and March 1, 2024.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	Common Shares	17,732,366	16.8%	15.7%	7.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(4)	Common Shares	12,248,615	11.6%	10.8%	5.0%

(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.
(2)Represents voting power in matters other than the election of directors.
(3)Based on the most recent Schedule 13G (Amendment No. 16) filed with the SEC, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 17,306,686 TDS Common Shares, and sole investment authority with respect to an aggregate of 17,732,366 TDS Common Shares.
(4)Based on the most recent Schedule 13G (Amendment No. 11) filed with the SEC, The Vanguard Group reports shared voting power with respect to 93,121 TDS Common Shares, sole investment authority with respect to 12,052,829 TDS Common Shares, and shared investment authority with respect to 195,786 TDS Common Shares.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING

We expect to hold the 2025 annual meeting on or around May 20, 2025, at a time and location to be announced later. The Board may change this date in its discretion.
Pursuant to SEC Rule 14a-8, proposals of shareholders intended to be included in UScellular's proxy statement and form of proxy relating to the 2024 Annual Meeting must be received by UScellular's Corporate Secretary at UScellular's principal executive offices not later than December 10, 2024.
In addition, pursuant to UScellular's bylaws, proposals by shareholders intended to be presented at the 2025 Annual Meeting (other than proposals submitted pursuant to SEC Rule 14a-8), must be received by UScellular at its principal executive offices not earlier than December 10, 2024 and not later than January 9, 2025 for consideration at the 2025 Annual Meeting and must otherwise comply with the procedures set forth in UScellular's Bylaws.

Pursuant to UScellular’s Bylaws, nominations by a shareholder for election to the Board of Directors, must be received by UScellular’s Corporate Secretary at UScellular’s principal executive offices not earlier than December 10, 2024 and not later than the close of business on January 9, 2025 for consideration at the 2025 Annual Meeting and must otherwise comply with the procedures set forth in UScellular’s Bylaws.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than UScellular’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025.
OTHER MATTERS

The Board of Directors has no knowledge of any other proposals that may be properly presented at the Annual Meeting and no other proposals were received by UScellular by the date specified by the advance notice provision in UScellular's Bylaws. The proxy solicited by the Board of Directors for the 2024 Annual Meeting confers discretionary authority to the proxies named herein to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in addition to the foregoing proposals, the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the named proxies can vote such shares at the adjournment or postponement.

SOLICITATION OF PROXIES

Proxies are being solicited by your Board of Directors and its agents, and the cost of solicitation will be paid by UScellular. Officers, directors and regular employees of UScellular, acting on behalf of the Board of Directors, may also solicit proxies by mail, email, advertisement, telephone, press release, employee communication, postings on UScellular's Internet website and Intranet website or in person. We will not pay such person's additional compensation for their proxy solicitation efforts. UScellular will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. UScellular's parent, TDS, has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. to TDS for proxy solicitation in connection with an uncontested annual meeting is $15,000 plus reimbursement of out-of-pocket expenses.

FINANCIAL AND OTHER INFORMATION
We will furnish you or any shareholder as of the record date without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee that will not exceed our reasonable expenses incurred in connection therewith. Requests for such materials should be directed to United States Cellular Corporation, c/o Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, Attention: Investor Relations, telephone (312) 630-1900.
In addition, to the extent that, as permitted by SEC rules, UScellular delivers only one copy of an annual report to shareholders, proxy statement or notice of Internet availability of proxy materials to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), UScellular shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.

OTHER BUSINESS
It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2024 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

JANE W. MCCAHON Vice President—Corporate Secretary

All shareholders are urged to sign, date and mail their proxy card promptly or vote on the Internet in accordance with the instructions set forth on the proxy card uscellular™ VOTE

Your vote matters – here's how to vote!

You may vote online instead of mailing this card.

Votes submitted electronically must be received by May 20, 2024 at 11:59 p.m., Central Time. Internet voting for shares underlying units held in your 401(k) Plan must be received by 1:00 a.m., Central Time on May 17, 2024.

Online

Go to **www.investorvote.com/USM** or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/USM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR its nominees and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - H. J. Harczak, Jr.	☐	☐	02 - G. P. Josefowicz	☐	☐	03 - C. D. Stewart	☐	☐
04 - X. D. Williams	☐	☐						

	For	Against	Abstain
2. Ratify accountants for 2024	☐	☐	☐
3. Advisory vote to approve executive compensation	☐	☐	☐

4. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the Conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Act of 1934, as amended.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appear(s) hereon. Joint owners must each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03YS1B

The 2024 Annual Meeting of Shareholders of United States Cellular Corporation will be held on May 21, 2024 at 8:30 a.m. CT, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois

This proxy statement is available at: investors.uscellular.com/proxy-vote/

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/USM

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — United States Cellular Corporation

Proxy for COMMON SHARES Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of UNITED STATES CELLULAR CORPORATION To Be Held on May 21, 2024

The undersigned hereby appoints LeRoy T. Carlson, Jr. and Laurent C. Therivel, or either of them acting in the absence of the other, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2024 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Tuesday, May 21, 2024, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote as such Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors unanimously recommends a vote "FOR" all nominees in Proposal 1 and "FOR" Proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" its nominees in Proposal 1 and "FOR" Proposals 2 and 3.

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Computershare Trust Company, N.A. If "401K" is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ("Trustee") how to vote the shares of United States Cellular Corporation stock underlying units allocated to your Tax-Deferred Savings Plan ("401(k) Plan") account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before May 16, 2024, in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 a.m. Central Time May 17, 2024. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instruction, except as otherwise provided in accordance with applicable law or the the 401(k) Plan's governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voting as directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interests of the Plan participants.

(Continued and to be signed on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.